[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.45

License and Collaboration Agreement

by and between

Miragen Therapeutics, Inc.

and

Les Laboratoires Servier

and

Institut de Recherches Servier

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of October 13, 2011 (the “Effective Date”), by and between Miragen Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 6200 Lookout Rd., Suite 100, Boulder, CO 80301, USA (“Miragen”) on the first part, and Les Laboratoires Servier, a corporation organized and existing under the laws of France, having offices at 50 rue Carnot, 92284 Suresnes cedex France and Institut de Recherches Servier, a corporation organized and existing under the laws of France, having offices at 3 rue de la République, 92150 Suresnes, France (these two entities jointly referred to as “Servier”) on the second part. Servier and Miragen are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Miragen is a biotechnology company focused on the research and development of pharmaceutical products directed to miRNA targets and owns and/or controls valuable proprietary technology relating to such miRNA targets and products directed thereto;

WHEREAS, Servier is a pharmaceutical company working to create and develop novel therapies;

WHEREAS, Servier has been evaluating certain Miragen targets and products under a Material Transfer Agreement between the Parties dated January 17, 2011 (the “MTA”); and

WHEREAS, Miragen and Servier desire to establish a collaboration for the research and development and, if successful, commercialization of products directed to miRNA targets for the treatment of cardiovascular diseases, all under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Servier and Miragen hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Acquiror IP” is defined in Section 2.9.

1.2 “Active Ingredient” means the clinically active material(s) that provide pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3 “Additional Target” is defined in Section 2.6.

1.4 “Additional Third Party Companion Diagnostic License Agreement” is defined in Section 2.8.

1.5 “Additional Third Party Therapeutic License Agreement” is defined in Section 2.7.

1.6 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Person, by contract or otherwise.

1.7 “Alliance Business-Development Manager” is defined in Section 3.1.

1.8 “Alliance R&D Manager” is defined in Section 3.2.

1.9 “Cardiovascular Disease” means any disease, disorder or medical condition relating to a structural or functional abnormality of the cardiovascular system that impairs its normal functioning, including any disease, disorder or medical condition that directly involves or affects the heart or vascular system, including stroke. For clarity, Cardiovascular Disease excludes hematological disorders, immunological disorders, neoplasms, neurological disorders and metabolic disorders (except for the direct vascular or cardiovascular effects of a metabolic disorder).

1.10 “Change of Control” means, with respect to Miragen: (a) the sale to a Third Party of all or substantially all of Miragen’s assets or business relating to the subject matter of this Agreement; (b) a merger, reorganization or consolidation involving Miragen and a Third Party in which the voting securities of Miragen outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) the acquisition by a Third Party of more than fifty percent (50%) of the voting equity securities of Miragen as a result of a single transaction or a series of related transactions. Change of Control shall exclude private financing (provided that the acquisition of more than fifty percent (50%) of the voting equity securities of Miragen as a result of a single transaction or a series of related transactions by a venture fund of a pharmaceutical company is not excluded from Change of Control) and the initial public offering of Miragen’s securities.

1.11 “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature.

1.12 “Combination Product” is defined in Section 1.72 (definition of “Net Sales”).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.13 “Commercialization” means all activities directed to marketing, distribution, detailing or selling a Licensed Product in the Field (as well as importing and exporting activities in connection therewith), all activities directed to obtaining Pricing Approvals, and all activities directed to Phase 4 Studies.

1.14 “Commercialization Plan” is defined in Section 8.2.

1.15 “Commercially Reasonable Efforts” means: (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, expending reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors) would normally use to accomplish a similar task or obligation under similar circumstances; and (b) where applied to Development, manufacture or Commercialization of a Licensed Product, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, as normally used by such Party for a product discovered or identified internally by such Party, which product is at a similar stage in its development or product life and is of similar market potential and similar in terms of profitability (without taking into account the effects of any payments to Miragen pursuant to this Agreement, except to the extent that such payments cause or may reasonably be expected to cause the relevant Licensed Product to be unprofitable or to have a negative net present value based on Servier’s usual financial evaluations).

1.16 “Committee” means the JEC, the JSC, the JRDC or any subcommittee established under Section 3.5(f), as applicable.

1.17 “Companion Diagnostic” means any diagnostic product or service that is specific to a particular Licensed Product and (i) identifies whether a patient is a candidate for treatment with such Licensed Product for an indication in the Field, and/or (ii) allows to follow the efficacy of such Licensed Product, and/or (iii) allows to define therapeutic objectives for treatment with such Licensed Product.

1.18 “Companion Diagnostic Contracting Party” has the meaning set forth in Section 3.5(d).

1.19 “Companion Diagnostic Development Costs” is defined in Section 5.4(d)(i).

1.20 “Confidential Information” of a Party means all proprietary Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature of such Party, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement, that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party pursuant to the MTA or this Agreement.

1.21 “Confidentiality Agreement” is defined in Section 15.8.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.22 “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.23 “Cost of Goods” means, with respect to a particular Licensed Oligo or Licensed Product:

(a) if such Licensed Oligo or Licensed Product is manufactured by a Third Party manufacturer, (i) Miragen or Servier’s actual Third Party cost (expressed on a per unit manufactured basis) of manufacturing, processing, testing, filling, finishing, packaging and labeling such Licensed Oligo or Licensed Product, and (ii) any costs incurred by Miragen or Servier for manufacturing oversight and quality assurance with respect to such Licensed Oligo or Licensed Product, [*];

(b) if such Licensed Oligo or Licensed Product is manufactured by Miragen or Servier, the actual, fully-burdened cost of manufacturing, processing, testing, filling, finishing, packaging and labeling such Licensed Oligo or Licensed Product, including without limitation raw materials, direct labor and benefits, and the proportionate share of indirect manufacturing costs. For clarity, such fully-burdened cost shall be calculated (i) on a theoretical full-capacity basis (with reasonable changeover and maintenance downtime) with the percentage allocable to Cost of Goods representing the number of units or runs of Licensed Oligo or Licensed Product produced or performed as a percentage of the total number of units or runs, including those of other products, that could be manufactured in such facility during a calendar year and (ii) in accordance with IFRS or GAAP, whichever such manufacturing Party uses throughout its organization at the time in question, consistently applied with allocations by Miragen or Servier calculated in accordance with a methodology unanimously approved by the JSC (which methodology shall be consistent with IFRS or GAAP, as applicable) and based upon all similar activities conducted by Miragen or Servier (i.e., not to disproportionately allocate costs to manufacturing of Licensed Oligo or Licensed Products when compared to similar costs for other manufacturing activities of Miragen or Servier). Costs that cannot be identified to a specific activity supporting product manufacturing, such as charges for central corporate overhead that are not controllable by the manufacturing plant, shall not be included in the determination of Cost of Goods.

For clarity, Cost of Goods does not include any margin or mark-up relating to inter-company supply between a Party and its Affiliates (or among such Affiliates).

1.24 “CTA” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.25 “Develop” or “Development” means all development activities for any Licensed Product in the Field, beginning with IMPD-enabling toxicology studies for such Licensed Product and including all clinical testing and studies of such Licensed Product, manufacturing development, process development, toxicology studies, distribution of Licensed Product for use in clinical trials (including placebos and comparators), research and development of a Companion Diagnostic, after selection of the relevant Selected Biomarker(s) pursuant to Section 3.5(d), for use in connection with clinical trials of Licensed Product as well as approved Licensed Products, statistical analyses, and the preparation, filing and prosecution of any Marketing Approval Application for such Licensed Product, as well as all regulatory affairs related to any of the foregoing. Development shall not include the discovery, design, identification, modification or derivatization of Licensed Oligos or the non-clinical or preclinical testing of Licensed Products prior to their selection as Selected Licensed Products pursuant to Section 3.5(c).

1.26 “Development Budget” is defined in Section 5.2.

1.27 “Development Costs” means the actual and direct costs and expenses incurred by a Party and its Affiliates or for its account, as calculated in accordance with IFRS or GAAP, whichever such Party uses throughout its organization at the time in question, consistently applied, that are specifically identifiable or reasonably and consistently allocable to the Development of Licensed Products and that are directed to achieving or maintaining Regulatory Approval of the Licensed Products. The Development Costs shall include amounts, without mark-up, that a Party pays to Third Parties involved in such Development work, and all internal costs incurred by a Party in connection with such Development work. Development Costs include the following: (a) all pre-clinical costs, such as costs for toxicology, pharmacokinetics/metabolism and pharmacological studies, that are incurred after the selection of a Selected Licensed Product pursuant to Section 3.5(c); (b) costs of formulation development, process development, test method development, delivery system development, and stability testing; (c) costs of Phase 1 Clinical Trials, Phase 2 Clinical Trials and Phase 3 Clinical Trials of the Licensed Products, including ethics committee fees, investigators fees, investigators meeting costs, fees for clinical research organization’s services (limited to the following activities: monitoring, central and core laboratory services (including bioanalysis), medical writing, data management, statistics analysis, PK and PK/PD analysis); (d) Cost of Goods of Licensed Oligos and Licensed Products for use in Development activities, including the manufacture, purchase and/or packaging of comparators or placebo for use in clinical studies of the Licensed Products, as well as the direct costs and expenses of transportation, storage, disposal of drugs and other supplies used in such clinical studies and inventory write-offs and capacity reservation charges therefor; (e) costs of manufacturing process development for a Licensed Oligo or Licensed Product, including CMC, scale up, validation, improvement, qualification and validation of the manufacturing site and manufacturer; (f) regulatory expense relating to Development activities for the purpose of obtaining Regulatory Approval for the Licensed Products (but excluding the filing fees for MAAs); (g) the costs of Developing a Companion Diagnostic after the selection of the relevant Selected Biomarker(s); and (h) other costs and expenses that meet the criteria set forth above. Development Costs shall specifically exclude general corporate and administrative overhead of each Party. In calculating the Development Costs, each Party’s FTE efforts shall be calculated at the FTE Rate.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.28 “Development Plan” is defined in Section 5.2.

1.29 “Development Plan Costs” means (a) the Development Costs incurred by a Party in conducting the Development activities assigned to it under the Development Plan, provided that such costs are consistent with the Development Budget and do not exceed the relevant amount set forth in the budget by more than [*] unless approved in writing by the JRDC, and (b) such other costs as are expressly approved in writing by the JRDC as “Development Plan Costs”.

1.30 “Disclosing Party” is defined in Section 11.1(a).

1.31 “EMA” means the European Medicines Agency or any successor entity thereto.

1.32 “EU” or the “European Union” means the European Union and its member states as may be altered from time to time.

1.33 “Executive Officers” is defined in Section 3.9.

1.34 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.35 “Field” means the treatment, prevention or mitigation of Cardiovascular Disease. The Field does not include any diagnostic applications of Licensed Products, but Companion Diagnostics may be used in connection with the development or commercialization of Licensed Products for use in the Field.

1.36 “Filing” of a Marketing Approval Application means the acceptance by a Regulatory Authority of a Marketing Approval Application for filing and review, if applicable, or otherwise the submission of such Marketing Approval Application.

1.37 “First Commercial Sale” means, with respect to any Licensed Product in any country or jurisdiction in the Territory, the first sale of such Licensed Product to a Third Party (other than a licensee or sublicensee) for distribution, use or consumption in such country or jurisdiction after the Regulatory Approvals have been obtained for such Licensed Product in such country or jurisdiction.

1.38 “FTE” means the equivalent of a full time individual’s work for a twelve (12) month period according to the applicable Law in the country where the individual is employed. FTE efforts shall not include the work of general corporate or administrative personnel.

1.39 “FTE Rate” means an initial rate of [*] per FTE per year. Commencing January 1, 2012, the FTE Rate shall be changed annually on a calendar year basis by the JSC to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index in the US, in the Indice des Prix à la Consommation of INSEE in France or any local equivalent in the country where the individuals are employed (“CPI”) (based on the change in the CPI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of such revised FTE Rate).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.40 “GAAP” means United States generally accepted accounting principles, consistent applied.

1.41 “Generic Competitor” means, with respect to a particular Licensed Product in a country, a pharmaceutical product that (a) contains a highly similar (if such Licensed Product is regulated in such country as a biological product) or identical (if such Licensed Product is regulated in such country as a small molecule or other new chemical entity product) active ingredient(s) as such Licensed Product, (b) is approved for use in such country pursuant to an abbreviated or expedited regulatory approval process (or other process for countries where there is no such abbreviated or expedited process) governing approval of generic pharmaceutical products or bio-similar products based on (i) the then-current standards for regulatory approval in such country and/or on (ii) data generated by the Parties pursuant to this Agreement, and (c) is sold in the same country as such Licensed Product by any Third Party that is not a licensee or sublicensee of Servier (for such product or for such Licensed Product) or an Affiliate of Servier and that did not purchase such product in a chain of distribution that included any of Servier or its Affiliates or any such licensees or sublicensees.

1.42 “Government Authority” means any federal, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.43 “IFRS” means International Financial Reporting Standards.

1.44 “IMPD” means an Investigational Medicinal Product Dossier, any successor thereto or any other data package for submission to a Regulatory Authority as part of a CTA.

1.45 “Indemnified Party” is defined in Section 14.3.

1.46 “Indemnifying Party” is defined in Section 14.3.

1.47 “Initiation” means, with respect to a clinical trial of a Licensed Product, the first dosing of the first human subject for such clinical trial.

1.48 “Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.49 “Joint Executive Committee” or “JEC” is defined in Section 3.4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.50 “Joint IP” is defined in Section 10.1.

1.51 “Joint Know-How” is defined in Section 10.1.

1.52 “Joint Patents” is defined in Section 10.1.

1.53 “Joint Research and Development Committee” or “JRDC” is defined in Section 3.6.

1.54 “Joint Steering Committee” or “JSC” is defined in Section 3.5.

1.55 “Know-How” means any information and materials, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, but excluding any Patent Rights.

1.56 “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.57 “Licensed Oligo” means any oligonucleotide identified by Miragen either prior to the Effective Date or during the course of Miragen’s performance of the Research Plan, in each case as a direct and selective modulator of a Target.

1.58 “Licensed Product” means any pharmaceutical product containing a Licensed Oligo, alone or in combination with other Active Ingredients (which may be another Licensed Oligo but shall not be any Active Ingredient that is proprietary to Miragen and that is not a Licensed Oligo), in any formulation or dosage form and for any mode of administration.

1.59 “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in the Field in any particular jurisdiction and all amendments and supplements thereto.

1.60 “Major Indication” means an indication in the Field that, [*] has projected annual peak Net Sales in the Territory of at least [*].

1.61 “Major Market Countries” means (a) the EU and (b) the following [*] non-EU countries in the Territory: [*]. At Servier’s request at any time and upon Miragen’s consent (such consent not to be unreasonably withheld, provided that Servier provides Miragen information reasonably requested by Miragen regarding the basis for Servier’s request), [*] may replace [*] in the foregoing list of Major Market Countries.

1.62 “Miragen Acquiror” is defined in Section 2.9.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.63 “Miragen Companion Diagnostic IP” means all Patent Rights and Know-How that are (a) Controlled by Miragen or its Affiliates (subject to Section 15.2) as of the Effective Date or during the Term and (b) reasonably necessary or useful for the development, manufacture, importation or sale of a Companion Diagnostic or its use. Miragen Companion Diagnostic IP shall include Miragen’s rights to any Joint IP that satisfies “(b),” but, notwithstanding the foregoing, shall exclude (i) all Patent Rights and Know-How that satisfy “(a)” and “(b)” and arose from Unsponsored Work performed by Miragen unless and until Servier reimburses Miragen for such work in accordance with Section 5.4(c) and (ii) all Patent Rights and Know-How licensed to Miragen or its Affiliate pursuant to a license agreement entered into after the Effective Date that is not an Additional Third Party Companion Diagnostic License.

1.64 “Miragen Indemnitee” is defined in Section 14.2.

1.65 “Miragen Know-How” means the Know-How included in the Miragen Therapeutic IP or Miragen Companion Diagnostic IP. “Miragen Know-How” shall include Miragen’s interest in any Joint Know-How.

1.66 “Miragen Partner” is defined in Section 5.1(b).

1.67 “Miragen Partner Agreement” is defined in Section 5.1(b).

1.68 “Miragen Patents” means the Patent Rights included in the Miragen Therapeutic IP or Miragen Companion Diagnostic IP. Miragen Patents existing as of the Effective Date are set forth in Exhibit A. “Miragen Patents” shall include Miragen’s interest in any Joint Patents.

1.69 “Miragen Sole Patent” is defined in Section 10.2(a)(i).

1.70 “Miragen Therapeutic IP” means all Patent Rights and Know-How that are (a) Controlled by Miragen or its Affiliates (subject to Section 15.2) as of the Effective Date or during the Term and (b) reasonably necessary or useful for the development, manufacture, use, importation and/or sale of Licensed Oligos and/or Licensed Products in the Field. Miragen Therapeutic IP shall include Miragen’s rights to Joint IP that satisfies “(b),” but, notwithstanding the foregoing, shall exclude (i) all Patent Rights and Know-How that satisfy “(a)” and “(b)” and arose from Unsponsored Work performed by Miragen unless and until Servier reimburses Miragen for such work in accordance with Section 5.4(c) and (ii) all Patent Rights and Know-How licensed to Miragen or its Affiliate pursuant to a license agreement entered into after the Effective Date that is not an Additional Third Party Therapeutic License.

1.71 “MTA” is defined in the Recitals.

1.72 “Net Sales” means, in the case of sales by or for the benefit of Servier, its Affiliates, and its sublicensees (the “Seller”) to independent, unrelated persons (“Buyers”) in bona fide arm’s length transactions (except as provided below with respect to clinical trial samples), the gross amount billed or invoiced by Seller with respect to the Licensed Product, less the following deductions, in each case to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with such Licensed Product (“Permitted Deductions”): (i) trade, cash, promotional and quantity discounts to the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

extent that such amounts are set forth separately as such in the total amount billed or invoiced; (ii) taxes on sales (such as excise, sales or use taxes or value added tax) to the extent imposed upon and paid directly with respect to the sales price and set forth separately as such in the total amount billed or invoiced (and excluding national, state or local taxes based on income); (iii) taxes on sales of reimbursed pharmaceutical specialties; (iv) freight, insurance, packing costs and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount billed or invoiced; (v) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions, or due to recalls or laws or regulations requiring rebates; (vi) free goods, rebates taken by or fees paid to distributors, and charge-backs to the extent that such amounts are documented; (vii) documented customs duties actually paid by Seller on import into the country of sale; and (viii) rebates and/or discounts on sales of Licensed Product given to health insurance and other types of payers in any given country of the Territory due to specific agreement (“claw-back” type of agreements) involving the Licensed Product. “Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Licensed Product in a country as part of a clinical trial necessary to obtain Regulatory Approval in such country. All of the foregoing elements of Net Sales calculations shall be determined in accordance with IFRS or successor standards and guidelines thereto. In the case of transfers of Licensed Product between any of Servier, its sublicensees, and affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Licensed Products to third parties, Net Sales shall be the gross invoice or contract price charged to the third party customer for that Licensed Product, less the deductions set forth in clauses (i) through (viii) above.

In the event that a Licensed Product consists of a combination of the Licensed Oligo with one or more other Active Ingredients (“Combination Product”), Net Sales, for the purpose of determining royalty payments, shall be discussed and agreed to by the Parties taking into account the relative value of the Licensed Oligo and of the other Active Ingredients.

1.73 “Non-Major Indication” means an indication in the Field that is neither an Orphan Indication nor a Major Indication.

1.74 “Orphan Indication” means an indication in the Field that satisfies the EMA criteria for an orphan disease.

1.75 “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates (including pediatric extensions thereof) and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.76 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.77 “Pharmacovigilance Agreement” is defined in Section 6.4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.78 “Phase 1 Clinical Trial” shall mean a human clinical trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(a), regardless of whether such trial is referred to as a “phase 1 clinical trial” in the Development Plan.

1.79 “Phase 2 Clinical Trial” shall mean a controlled human clinical trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(b), regardless of whether such trial is referred to as a “phase 2 clinical trial” in the Development Plan.

1.80 “Phase 3 Clinical Trial” shall mean a controlled or uncontrolled human clinical trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(c), regardless of whether such trial is referred to as a “phase 3 clinical trial” in the Development Plan.

1.81 “Phase 3 Costs” is defined in Section 5.4(b).

1.82 “Phase 4 Study” means any study or data collection effort in respect to any Licensed Product for a particular indication that is initiated after receipt of Regulatory Approval for such Licensed Product for such indication.

1.83 “Pre-Phase 3 Costs” is defined in Section 5.4(a).

1.84 “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for the Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.85 “Product Infringement” is defined in Section 10.3(a).

1.86 “Product Marks” has the meaning set forth in Section 10.4.

1.87 “Project Director” is defined in Section 3.3.

1.88 “Receiving Party” is defined in Section 11.1(a).

1.89 “Regulatory Approval” means all approvals, including Pricing Approvals, necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction.

1.90 “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for Licensed Products, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

1.91 “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Licensed Oligo or Licensed Product in the Field in a particular country or jurisdiction. “Regulatory Materials” includes any CTA, Marketing Approval Application and Regulatory Approval.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.92 “Remainder” is defined in Section 10.3(f).

1.93 “Remedial Action” is defined in Section 6.8.

1.94 “Replacement Target” is defined in Section 4.6(d).

1.95 “Research Budget” is defined in Section 4.3.

1.96 “Research Collaboration” is defined in Section 4.1.

1.97 “Research Plan” is defined in Section 4.1.

1.98 “Research Term” is defined in Section 4.2.

1.99 “Royalty Term” means the time period during which Servier’s royalty payment obligations continues in accordance with Section 9.5(b).

1.100 “Santaris Agreement” means that certain License Agreement by and between Santaris Pharma A/S (“Santaris”) and Miragen, dated June 18, 2010, as amended.

1.101 “Selected Biomarkers” is defined in Section 3.5(d).

1.102 “Selected Licensed Product” is defined in Section 3.5(c).

1.103 “Servier Companion Diagnostic IP” means all Patent Rights and Know-How that are (a) Controlled by Servier or its Affiliates as of the Effective Date or during the Term and (b) reasonably necessary or useful for the development, manufacture, importation or sale of a Companion Diagnostic or its use. Servier Companion Diagnostic IP shall include Servier’s rights to Joint IP that satisfies “(b),” but, notwithstanding the foregoing, shall exclude (i) all Patent Rights and Know-How that satisfy “(a)” and “(b)” and arose from Unsponsored Work performed by Servier unless and until Miragen reimburses Servier for such work in accordance with Section 5.4(c) and (ii) all Patent Rights and Know-How licensed to Servier or its Affiliate pursuant to a license agreement entered into after the Effective Date that is not an Additional Third Party Companion Diagnostic License.

1.104 “Servier Indemnitee” is defined in Section 14.1.

1.105 “Servier Know-How” means the Know-How included in Servier Therapeutic IP or Servier Companion Diagnostic IP. “Servier Know-How” shall include Servier’s interest in any Joint Know-How.

1.106 “Servier Patents” means the Patent Rights included in Servier Therapeutic IP or Servier Companion Diagnostic IP. “Servier Patents” shall include Servier’s interest in any Joint Patents.

1.107 “Servier Samples” is defined in Section 4.3.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.108 “Servier Sole Patent” is defined in Section 10.2(c)(i).

1.109 “Servier Therapeutic IP” means all Patent Rights and Know-How that are (a) Controlled by Servier or its Affiliates as of the Effective Date or during the Term and (b) reasonably necessary or useful for the development, manufacture, use, importation or sale of Licensed Oligos or Licensed Products. Servier Therapeutic IP shall include Servier’s rights to Joint IP that satisfies “(b),” but, notwithstanding the foregoing, shall exclude (i) all Patent Rights and Know-How that satisfy “(a)” and “(b)” and arose from Unsponsored Work performed by Servier unless and until Miragen reimburses Servier for such work in accordance with Section 5.4(c) and (ii) all Patent Rights and Know-How licensed to Servier or its Affiliate pursuant to a license agreement entered into after the Effective Date that is not an Additional Third Party Therapeutic License.

1.110 “Target” means each of the three microRNA target families identified below (as further described in Exhibit B):

(a) microRNA-208/499, unless the Parties choose a Replacement Target in accordance with Section 4.6, in which case, the Replacement Target,

(b) microRNA-15/195, unless the Parties choose a Replacement Target in accordance with Section 4.6, in which case, the Replacement Target, and

(c) one additional microRNA target family to be selected by the Parties in accordance with Section 4.5 (the “Third Target”), unless the Parties choose a Replacement Target in accordance with Section 4.6, in which case, the Replacement Target.

1.111 “Target List” is defined in Section 4.5.

1.112 “Term” is defined in Section 12.1.

1.113 “Territory” means the world except for the United States and Japan.

1.114 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.115 “Third Target” is defined in Section 1.110 (definition of “Target”).

1.116 “UNC Agreement” means that certain Exclusive Technology License Agreement by and between the University of North Carolina at Chapel Hill and Miragen, dated August 21, 2008.

1.117 “United States” or “US” means the United States of America including its territories and possessions.

1.118 “Unsponsored Work” is defined in Section 5.3(b)(ii).

1.119 “Unsponsored Work Development Costs” means the Development Costs incurred by a Party in conducting the Unsponsored Work.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.120 “Upstream License Agreements” means, as of the Effective Date, the Santaris Agreement, UNC Agreement, and UT Southwestern Agreements. Upon the selection of the Third Target, the Parties shall amend this definition as necessary to add all additional license agreements between Miragen and a Third Party entered into before the Effective Date pursuant to which Miragen has a sublicensable license to Miragen Therapeutic IP that covers such Third Target or Licensed Oligos that directly and selectively modulate such Third Target. Upon the selection of a Replacement Target, the Parties shall amend this definition as necessary to add all additional license agreements between Miragen and a Third Party entered into before the Effective Date pursuant to which Miragen has a sublicensable license to Miragen Therapeutic IP that covers such Replacement Target or Licensed Oligos that directly and selectively modulate such Third Target. Upon the selection of a Replacement Target, the Parties shall amend this definition to remove all license agreements between Miragen and a Third Party pursuant to which Miragen has a sublicensable license to intellectual property that is no longer Miragen Therapeutic IP because it covers a member of the microRNA target family that was replaced by such Replacement Target or Licensed Oligos that directly and selectively modulate such member.

1.121 “Upstream Licensors” means, as of the Effective Date, Santaris, University of North Carolina at Chapel Hill, and University of Texas System. The Parties shall amend this definition together with the amendment of the definition of “Upstream License Agreements” so that the entities included in this definition are the Third Parties that granted licenses to Miragen under the agreements that are then included in the definition of Upstream License Agreements.

1.122 “U.S. Partner Agreement” is defined in Section 5.4(b)(i).

1.123 “UT Southwestern Agreements” means those certain Exclusive License Agreements by and between the University of Texas System and Miragen with the following agreement numbers: L1846.miRagen$ (dated April 21, 2008), L1964.miRagen$ (dated April 21, 2008), L1992.miRagen$ (dated April 21, 2008), L2028.miRagen$ (dated April 21, 2008), and L2314.miRagen$ (dated February 17, 2011). Each of the foregoing agreements shall be referred to individually as a “UT Southwestern Agreement.”

1.124 “Valid Claim” means, with respect to any country: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that, at such time, has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim, at such time, has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a pending claim of an unissued patent application, which application, at such time, has not been pending for more than [*] years since its filing, provided that such [*]-year period shall be tolled for the duration of any proceeding (e.g., an opposition or interference proceeding) with respect to such patent application.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.125 Interpretation. In this Agreement, unless otherwise specified:

(a) “includes” and “including” shall mean respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(d) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

LICENSES

2.1 Licenses to Servier.

(a) Under Miragen Therapeutic IP. Subject to the terms and conditions of this Agreement, Miragen hereby grants to Servier an exclusive (even as to Miragen except as provided in Section 2.3(a) below), royalty-bearing, sub-licensable (solely as provided in Section 2.2) license, under the Miragen Therapeutic IP,

(i) to perform Servier’s obligations under the Research Plan;

(ii) to Develop Licensed Products for the purpose of obtaining Regulatory Approval in the Field in the Territory;

(iii) to make and have made Licensed Products solely for use in the Field in the Territory; and

(iv) to use, import, offer for sale and sell Licensed Products in the Field in the Territory.

(b) Under Miragen Companion Diagnostic IP.

(i) Subject to the terms and conditions of this Agreement, Miragen hereby grants to Servier a non-exclusive, sub-licensable (solely as provided in Section 2.2) license, under the Miragen Companion Diagnostic IP, to research and/or develop Companion Diagnostics for use in connection with Licensed Products in the Field.

(ii) Subject to the terms and conditions of this Agreement, Miragen hereby grants to Servier, solely with respect to any Companion Diagnostic and the associated Licensed Product for which Servier is the Companion Diagnostic Contracting Party, the exclusive right to grant a sublicense, under the Miragen Companion Diagnostic IP, to a Third Party contractor for such Third Party contractor to research and/or develop such Companion Diagnostic solely for use in connection with the Development and/or Commercialization of such Licensed Product in the Field pursuant to this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii) Subject to the terms and conditions of this Agreement, Miragen hereby grants to Servier, with respect to any Companion Diagnostic and the associated Licensed Product, an exclusive, sub-licensable (solely as provided in Section 2.2) license, under the Miragen Companion Diagnostic IP, to (1) make and have made such Companion Diagnostic solely for use in connection with the Development and/or Commercialization of such Licensed Product in the Field in the Territory pursuant to this Agreement, (2) use such Companion Diagnostic solely in connection with the Development and/or Commercialization of such Licensed Product in the Field in the Territory pursuant to this Agreement, and (3) to import, offer for sale and sell such Companion Diagnostic in the Territory solely for use in connection with the Development and/or Commercialization of such Licensed Product in the Field in the Territory pursuant to this Agreement.

(iv) The licenses granted under this Section 2.1(b) shall be royalty-free except that the Parties shall share the costs of all Additional Third Party Companion Diagnostic License Agreements as provided in Section 2.8.

(c) Servier acknowledges and agrees that:

(i) Miragen obtained the rights to certain Miragen Therapeutic IP or Miragen Companion Diagnostic IP under the Upstream License Agreements;

(ii) the licenses and right granted by Miragen to Servier under Sections 2.1(a) and 2.1(b) constitute sublicenses under the Upstream License Agreements, as applicable;

(iii) such sublicenses are subject and subordinate to the terms and conditions of the applicable Upstream License Agreements described in Exhibit F, which exhibit shall be amended upon the selection of the Third Target and/or a Replacement Target to add the relevant terms and conditions of any new Upstream License Agreement and to delete the terms and conditions of any agreement which is no longer an Upstream License Agreement;

(iv) Servier shall comply only with those terms of the Upstream License Agreements which are specifically described in Exhibit F, which exhibit shall be amended upon the selection of the Third Target and/or a Replacement Target to add the relevant terms and conditions of any new Upstream License Agreement and to delete the terms and conditions of any agreement which is no longer an Upstream License Agreement.

(d) Servier shall not have the right to develop and/or commercialize any Licensed Oligo or Licensed Product outside the Field in the Territory or in any field outside the Territory. If Servier desires to expand the licenses and right granted to it under Sections 2.1(a) and 2.1(b) above to any indication(s) outside the Field in the Territory, Servier shall notify Miragen in writing and the Parties shall negotiate in good faith the terms and conditions upon which the license and right granted to Servier under Sections 2.1(a) and 2.1(b) may be extended to include such other indication(s). If the Parties reach agreement on such terms and conditions, then the Parties shall amend this Agreement to reflect such terms and conditions.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2 Sublicense Rights. Subject to the terms and conditions of this Agreement:

(a) Servier may exercise its rights and perform its obligations under this Agreement by itself or through the engagement of any of its Affiliates without the prior written consent of Miragen.

(b) Servier may sublicense the rights granted to it under Sections 2.1(a) and 2.1(b) to one (1) or more Third Parties, provided that concerning the rights granted to it under Section 2.1(a), such sublicensing shall be subject to the prior written consent of Miragen, such consent not to be unreasonably withheld. Subject to Sections 2.2(c) and 5.8, Servier may subcontract to Third Parties the performance of tasks and obligations with respect to the Development and manufacture of any Licensed Product as Servier deems appropriate, and grant a limited sublicense to such Third Parties solely for the purpose of performing such tasks and obligations, without the prior written consent of Miragen. Notwithstanding the foregoing, Miragen shall have the right to approve, prior to entry, any sublicense granted pursuant to Section 2.1(b)(ii).

(c) Servier shall remain responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, sublicensees or subcontractors.

2.3 Miragen’s Retained Rights; Licenses to Miragen.

(a) Miragen’s Retained Rights. Miragen and its Affiliates hereby retain the exclusive right under the Miragen Therapeutic IP and Miragen Companion Diagnostic IP to: (i) practice Miragen Therapeutic IP and Miragen Companion Diagnostic IP to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees; and (ii) practice and license Miragen Therapeutic IP or Miragen Companion Diagnostic IP outside the scope of the licenses granted to Servier under Sections 2.1(a) and 2.1(b), including to Develop Licensed Products for the purpose of obtaining Regulatory Approval outside the Territory, to make and have made Licensed Products for use outside the Territory, and to use, import, offer for sale and sell Licensed Products outside the Territory; in each case of the foregoing, subject to and without prejudice of Section 2.5.

(b) License to Miragen under Servier Therapeutic IP. Subject to the terms and conditions of this Agreement, Servier hereby grants to Miragen a fully paid (except as expressly set forth below), sublicenseable (through multiple tiers) license, under the Servier Therapeutic IP:

(i) to conduct Miragen’s obligations under the Research Plan,

(ii) to Develop Licensed Products for the purpose of obtaining Regulatory Approval in the Field outside the Territory,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii) to make and have made Licensed Products solely for use in the Field outside the Territory,

(iv) to use, import, offer for sale and sell Licensed Products in the Field outside the Territory, and

(v) to research, develop, make, have made, use, import, offer for sale and sell Licensed Products outside the Field and outside the Territory.

Such license shall be: (x) [*] with respect to Servier’s interest in Joint IP; (y) [*] with respect to all Servier Therapeutic IP that is generated pursuant to the Development Plan in Phase 3 Clinical Trials of the Licensed Products, provided however that if Miragen fails to reimburse Servier for Miragen’s share of the Phase 3 Costs for any Phase 3 Clinical Trial as provided in Section 5.4(b) and fails to cure such breach within [*] days after receiving a notice from Servier, Servier shall have the right to terminate the license granted under this Section 2.3(b) solely with respect to the Servier Therapeutic IP that is generated in such Phase 3 Clinical Trial; and (z) [*] with respect to all other Servier Therapeutic IP. If [*], it would be [*] and [*].

(c) License to Miragen under Servier Companion Diagnostic IP.

(i) Subject to the terms and conditions of this Agreement, Servier hereby grants to Miragen a non-exclusive, sub-licensable license, under the Servier Companion Diagnostic IP, to research and/or develop Companion Diagnostics for use in connection with Licensed Products.

(ii) Subject to the terms and conditions of this Agreement, Servier hereby grants to Miragen, solely with respect to any Companion Diagnostic and the associated Licensed Product for which Miragen is the Companion Diagnostic Contracting Party, the exclusive right to grant a sublicense (solely with Servier’s prior approval, which will not be unreasonably withheld), under the Servier Companion Diagnostic IP, to a Third Party contractor for such Third Party contractor to research and/or develop such Companion Diagnostic solely for use connection with the Development and/or Commercialization of such Licensed Product in the Field pursuant to this Agreement.

(iii) Subject to the terms and conditions of this Agreement, Servier hereby grants to Miragen, with respect to any Companion Diagnostic and the associated Licensed Product an exclusive, sub-licensable (through multiple tiers) license, under the Servier Companion Diagnostic IP, to (1) make and have made such Companion Diagnostic solely for use in connection with the Development and/or Commercialization of such Licensed Product in the Field outside the Territory pursuant to this Agreement, (2) use such Companion Diagnostic solely in connection with the Development and/or Commercialization of such Licensed Product in the Field outside the Territory pursuant to this Agreement, (3) to import, offer for sale and sell such Companion Diagnostic outside the Territory solely for use in connection with the Development and/or Commercialization of such Licensed Product in the Field outside the Territory pursuant to this Agreement, and (4) make, have made, use, import, offer for sale and sell such Companion Diagnostic solely for use in connection with the Development and/or Commercialization of such Licensed Product outside the Field outside the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv) The licenses granted under this Section 2.3(c) shall be royalty free except that the Parties shall share the costs of any Additional Third Party Companion Diagnostic License Agreement as provided in Section 2.8.

2.4 No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications of the other Party. Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the license granted to it under this Agreement.

2.5 Exclusivity. During the Term, neither Servier nor Miragen shall, directly or indirectly, develop or commercialize [*], or enter into any collaboration or license agreement with any Third Party in connection with the development or commercialization [*] of, any molecules or products, other than [*], that [*]; provided, however, that [*] retains its rights to: (a) directly or indirectly develop or commercialize [*] molecules or products that [*], [*]; and (b) directly or indirectly develop or commercialize molecules and products other than [*], provided such activities would [*]. For clarity, during the Term, [*] shall not, directly or indirectly, develop or commercialize [*] molecule or product that [*]. In addition, for so long as [*] pursuant to this Agreement, [*] shall not, directly or indirectly, develop a product that [*] and [*]. In addition, during the Term and for [*] years thereafter, neither Servier nor Miragen shall, without the consent of the other Party, [*] or [*] pursuant to the Research Plan that is [*] that (i) is [*] and [*] under the Research Plan, (ii) is not [*] or [*] that was [*] pursuant to the Research Plan, and (iii) is not [*] or [*]. Notwithstanding anything to the contrary in this Section 2.5, this Section 2.5 shall not prohibit either Party, after the Completion Date, from performing research and development, independently of each other and either alone or together with Third Parties, (A) [*] upon molecules or products that [*] or (B) that [*] pursuant to the Research Plan that is [*] that [*]. For the purposes of this Agreement, the “Completion Date” means the earlier of (1) the date of [*] for the [*] that the [*] or (2) the first date, after [*], on which [*] or [*].

2.6 Right of First Negotiation for Additional Targets. During the first [*] years after the Effective Date, Miragen shall keep Servier reasonably informed, via the JRDC, regarding any other microRNA target or target family developed by Miragen or its Affiliates (alone or in collaboration with any Third Party unless it is prevented to do so in the agreement with such Third Party) for its utility as a target for oligonucleotides in the Field (“Additional Target”). In the event that a Third Party becomes Miragen’s Affiliate after the Effective Date, this Section 2.6 shall not apply to microRNA target or target family identified or developed by such entity before it becomes Miragen’s Affiliate. If during such [*]-year period Miragen wishes to grant to a Third Party a license to develop and commercialize in the Field oligonucleotide products that directly bind to and thereby modulate such Additional Target, Miragen shall promptly inform Servier in writing [*] and Servier shall have [*] days to confirm its interest to

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

license such Additional Target. Upon such confirmation of interest, Miragen shall promptly disclose to Servier all the relevant data package for such Additional Target. Servier shall have the exclusive right, during a period of [*] days following the receipt of such data package, to negotiate with Miragen in good faith regarding the terms and conditions of a separate agreement under which Servier could receive an exclusive license from Miragen with respect to such Additional Target. If Servier does not notify Miragen its intention to engage in such negotiation within [*] days of the receipt of such written notice or if such negotiations do not result in a binding written agreement by the end of such [*]-day period, then Miragen shall be free to negotiate with any Third Party with respect to such a license, and, subject to the fourth sentence of Section 2.5, to grant such a license to any Third Party, without any further obligation to Servier. For clarity, the obligations set forth in this Section 2.6 shall not survive any expiration or termination of this Agreement. For further clarity, the right of first negotiation set forth in this Section 2.6 is in addition to and not exclusive of the selection of the Third Target and the Replacement Target pursuant to Sections 4.5 and 4.6. The Parties may evaluate and select any Additional Target as the Third Target or as a Replacement Target pursuant to Section 4.5 or 4.6, as applicable, and this Section 2.7 shall apply to any Additional Target that is not selected as the Third Target or a Replacement Target.

2.7 Additional Third Party Therapeutic Licenses. If either Party desires to obtain a license to any intellectual property rights that are owned or controlled by a Third Party and are reasonably necessary or useful for the Development, manufacture or Commercialization of one or more Licensed Products in the Field, then such Party shall bring such matter to the attention of the JSC and the JSC shall discuss whether it is advisable for one Party to obtain a worldwide license which would be sublicensed to the other Party under the terms of this Agreement. If the JSC decides to seek such a worldwide license for the benefit of both Parties, the JSC shall designate a Party to negotiate the terms on which such license would be granted and to serve as the primary point of contact with such Third Party licensor. Upon approval of the license agreement by the JSC, the designed Party shall execute such license agreement (each such agreement, an “Additional Third Party Therapeutic License Agreement”). The intellectual property licensed pursuant to any Additional Third Party Therapeutic License Agreement shall be automatically included in Miragen Therapeutic IP, if Miragen was the contracting Party, or the Servier Therapeutic IP, if Servier was the contracting Party, and sublicensed to the other Party under the terms of this Agreement. Each Party shall be responsible for any payments to the Third Party licensor under such Additional Third Party Therapeutic License Agreement that are specific to its territory (for example, a milestone payment for Regulatory Approval in its territory and royalties on sales of Licensed Products in its territory) and shall share equally any payments to Third Party licensor under such Additional Third Party Therapeutic License Agreement that are not specific to a particular territory (for example, an upfront payment or a payment for the initiation of a clinical trial pursuant to the Development Plan). For clarity, the foregoing sentence shall not be interpreted as depriving Servier of its rights pursuant to Section 9.5(c)(iii). For further clarity, if the JSC decides not to seek such a worldwide license for the benefit of both Parties, either Party may enter into a license agreement to obtain a license to practice such Third Party intellectual property with respect to the Development, manufacture and/or Commercialization of Licensed Products in the Field in its territory pursuant to this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.8 Additional Third Party Companion Diagnostic Licenses. If either Party desires to obtain a license to any intellectual property rights that are owned or controlled by a Third Party and are reasonably necessary or useful for the development, manufacture or commercialization of a Companion Diagnostic for use in connection with the Development and/or Commercialization of a Licensed Product in the Field, then such Party shall bring such matter to the attention of the JSC and the JSC shall discuss whether it is advisable for one Party to obtain a worldwide license which would be sublicensed to the other Party under the terms of this Agreement. If the JSC decides to seek such a worldwide license for the benefit of both Parties, then the Companion Diagnostic Contracting Party for such Companion Diagnostic shall negotiate the terms on which such license would be granted and to serve as the primary point of contact with such Third Party licensor. Upon approval of the license agreement by the JSC, the Companion Diagnostic Contracting Party shall execute such license agreement (each such agreement, an “Additional Third Party Companion Diagnostic License Agreement”). The intellectual property licensed pursuant to any Additional Third Party Diagnostic License Agreement shall be automatically included in Miragen Companion Diagnostic IP, if Miragen was the contracting Party, or the Servier Companion Diagnostic IP, if Servier was the contracting Party, and sublicensed to the other Party under the terms of this Agreement. Each Party shall be responsible for any payments to the Third Party licensor under such Additional Third Party Companion Diagnostic License Agreement that are specific to its territory (for example, a milestone payment for Regulatory Approval in its territory and royalties on sales of the Companion Diagnostic in its territory) and shall share any payments to the Third Party licensor under such Additional Third Party Companion Diagnostic License Agreement that are not specific to a particular territory (for example, an upfront payment or a payment for the initiation of a clinical trial if the Companion Diagnostic is used in a clinical trial of a Licensed Product pursuant to the Development Plan) as part of the Companion Diagnostic Development Costs pursuant to Section 5.4(d). For further clarity, if the JSC decides not to seek such a worldwide license for the benefit of both Parties, either Party may enter into a license agreement to obtain a license to practice such Third Party intellectual property with respect to the development, manufacture and/or commercialization of a Companion Diagnostic for use in connection with the Development and/or Commercialization of a Licensed Product in the Field in its territory pursuant to this Agreement.

2.9 Miragen’s Acquiror’s IP. If Miragen undergoes a Change of Control during the Term, such Change of Control causes a Third Party (the “Miragen Acquiror”) to become an Affiliate or a successor of Miragen, and on the date of closing of the Change of Control transaction, the Miragen Acquiror owns or controls any intellectual property rights that is reasonably necessary for the Development, manufacture or Commercialization of the Licensed Products in the Field (as such Licensed Product exists on such date or any subsequent modification thereof that is approved by Miragen) or for the development, manufacture or commercialization of a Companion Diagnostic for use in connection with the Development and/or Commercialization of a Licensed Product (as such Companion Diagnostic exists on such date or any subsequent modification thereof that is approved by Miragen) in the Field (such intellectual property rights, the “Acquiror IP”) and has the right to grant to Servier a license under the Acquiror IP of the scope set forth in Section 2.1(a) or 2.1(b), then at Servier’s request identifying the Acquiror IP that it wishes to license, provided that such request is made within

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

one hundred twenty (120) days after the Notification of Relevant IP, (a) if such Acquiror IP relates to a Companion Diagnostic, the Miragen Acquiror shall notify Servier the amount, if any, that Miragen Acquiror is obligated to pay to any Third Party in connection with a license granted to Servier of such scope and if Servier agrees in writing to reimburse Miragen for all such costs, the Parties shall amend this Agreement to include such Acquiror IP in the Miragen Companion Diagnostic IP for no addition cost; and (b) if such Acquiror IP relates to a Licensed Product, the Miragen Acquiror and Servier shall negotiate in good faith an increase in the royalty rate in Section 9.5 for such a license to such Acquiror IP, provided however that the increase in royalty rate shall [*] and shall not [*]. If the Miragen Acquiror and Servier agree on such royalty rate increase or if Servier agrees to [*], the Parties shall amend this Agreement to include such Acquiror IP in the Miragen Therapeutic IP. Notwithstanding the foregoing, if the Miragen Acquiror only has a non-exclusive rights to any Acquiror IP or if the Miragen Acquiror has already granted one or more non-exclusive licenses to Third Parties under any Acquiror IP, then the license granted to Servier under such Acquiror IP shall be exclusive only with respect to the Miragen Acquiror’s remaining rights in such Acquiror IP. For clarity, the Miragen Acquiror shall not be obligated to grant a license to Servier under any Acquiror IP if the grant of such license will cause the Miragen Acquiror to breach any agreement to which it is a party or by which it may be bound, provided that in such case, to the extent permitted by such agreement, Miragen shall not, and shall procure that its Affiliates and the Miragen Acquiror shall not, bring any claim, suit or other proceedings against Servier or its Affiliates or their respective licensees or sublicensees before any court alleging that the Development, manufacture or Commercialization of the Licensed Products in the Field in the Territory or the development, manufacture or commercialization of a Companion Diagnostic for use in connection with the Development and/or Commercialization of a Licensed Product in the Field in the Territory infringes any such Acquiror IP. For further clarity, if (x) Servier does not request, within one hundred twenty (120) days after the Notification of Relevant IP, negotiations to obtain a license to particular Acquiror IP; (y) Servier does not agree to reimburse the costs incurred by Miragen in granting such a license to Servier under any Companion Diagnostics related Acquiror IP; or (z) the Miragen Acquiror and Servier do not agree upon a royalty rate increase for a license to any Licensed Product related Acquiror IP and Servier does not agree to [*], then the Miragen Acquiror shall retain the right to enforce, and to permit others to enforce, such Acquiror IP against Servier and its Affiliates and sublicensees with respect to any infringement or misappropriation of such Acquiror IP. For the purposes of this Section 2.9, the “Notification of Relevant IP” means the written notification sent by Miragen to Servier at any time during the Term that identifies, by patent number or patent application publication number or any other reasonable information requested by Servier within thirty (30) days after the receipt of such notice, any intellectual property rights which Miragen believes satisfies the definition of Acquiror IP. For the sake of clarity, this Section 2.9 shall not be interpreted as requiring either Miragen or the Miragen Acquiror to review Miragen Acquiror’s intellectual property portfolio to identify any Acquiror IP contained therein; provided, however, that (i) Miragen Acquiror shall not enforce any Acquiror IP against Servier, its Affiliates or sublicenses with respect to the development, manufacture or commercialization, by Servier, its Affiliates or sublicenses during the Term, of any Licensed Product described in this Section 2.9 in the Field in the Territory until Miragen has provided Servier with the Notification of Relevant IP that identifies such Acquiror IP and the one hundred twenty (120) day period after such Notification of Relevant IP has

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

expired and (ii) prior to assigning or granting to a Third Party any rights under any particular intellectual property of Miragen Acquiror, Miragen shall reasonably determine that such Miragen Acquiror’s intellectual property does not satisfy the definition of Acquiror IP.

ARTICLE 3

GOVERNANCE

3.1 Alliance Business-Development Managers. Within thirty (30) days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative to act as its business development alliance manager under this Agreement (“Alliance Business-Development Manager”). The Alliance Business-Development Managers shall be to coordinate any business related activities under this Agreement. The Alliance Business-Development Managers shall attend all JSC meetings and may bring any matter in relation to business to the attention of any Committee if such Alliance Business-Development Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Business-Development Manager on written notice to the other Party.

3.2 Alliance R&D Managers. Within thirty (30) days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative to act as its alliance research and development manager under this Agreement (“Alliance R&D Manager”). As regard to research and development activities, the Alliance R&D Managers shall serve as the primary contact points between the Parties and shall be primarily responsible for facilitating the flow of information, interaction and collaboration between the Parties and shall be responsible for ensuring that the governance procedures and rules set forth herein are complied with. The Alliance R&D Manager shall attend the meetings of the Joint Research and Development Committee and the Joint Steering Committee and may bring any matter in relation to the alliance research and development management to the attention of any Committee, if such Alliance R&D Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance R&D Manager on written notice to the other Party.

3.3 Project Directors. Within thirty (30) days following the Effective Date each Party shall appoint (and notify the other Party of the identity of) a representative to act as its project director (“Project Director”). The Project Director shall be responsible for the follow up of the respective research and development activities under this Agreement on a regular basis. The Project Director shall attend the meetings of the Joint Research and Development Committee, and may bring any matter in relation to the project management to the attention of the Joint Steering Committee, if such Project Director reasonably believes that such matter warrants such attention. Each Party may replace its Project Director on written notice to the other Party.

3.4 Joint Executive Committee. The Parties shall establish a joint executive committee (the “Joint Executive Committee” or the “JEC”), composed of up to three (3) senior executives from each Party. The JEC shall manage the overall collaboration of the Parties under this Agreement (including the intellectual property strategy, resources allocation and major changes to the collaboration requiring amendments to the Agreement) and resolve any disputed matter of the JSC.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.5 Joint Steering Committee. The Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed each Party’s Alliance Business-Development Manager, Alliance R&D Manager and two (2) senior executives of each Party. The JSC shall (a) oversee the Research Collaboration and the Development, manufacture and Commercialization of Licensed Products in the Field in the Territory; (b) review and approve annual or interim amendments to the Research Plan (including the Research Budget) and the Development Plan (including the Development Budget); (c) upon proposal of the JRDC, select each Licensed Product for which IMPD-enabling toxicology studies shall be initiated (each, a “Selected Licensed Product”) and review and approve the Development Plan proposed by the JRDC for such Selected Licensed Product; (d) assess the advisability and/or necessity of developing a Companion Diagnostic for any Licensed Product in the Field and, upon determining that a Companion Diagnostic is advisable or necessary for such Licensed Product in the Field and upon proposal of the JRDC, select each biomarker or combination of biomarkers for the development of Companion Diagnostic (the “Selected Biomarkers”) and develop a plan for engaging a Third Party contractor to research, and/or develop such a Companion Diagnostic in the Field both within and outside the Territory, decide which Party (which is contemplated as of the Effective Date to be Miragen) will be responsible for engaging such Third Party (such Party, the “Companion Diagnostic Contracting Party” for such Companion Diagnostic and Licensed Product); (e) discuss and resolve any disputes with respect to the conduct of the collaboration; (f) establish additional joint subcommittees, as appropriate; (g) consider and act upon such other matters as specified in the Agreement; and (h) resolve any disputed matter of the JRDC.

3.6 Joint Research and Development Committee. The Parties shall establish a joint research and development committee (the “Joint Research and Development Committee” or the “JRDC”), composed three (3) representatives of each Party that have knowledge and expertise in the Field and in the development of products similar to the Licensed Products. The JRDC shall oversee the research and Development activities of the Parties under the Research Plan and the Development Plan and recommend amendments to the Research Plan (including the Research Budget) and Development Plan (including the Development Budget). Such activities shall include recommending to the JSC the choice of the Selected Licensed Products and Selected Biomarkers. The JRDC shall review, and approve the detailed protocols for the studies which are already included in the Research Plan or in the Development Plan.

3.7 Limitation of Committee Authority. Each Committee shall only have the powers expressly assigned to in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of under this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.8 Committee Membership and Meetings.

(a) Committee Members. Within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on each Committee. Each Party may replace its representatives on any Committee on written notice to the other Party. Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas and reasonably detailed minutes for each Committee meeting.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months for the JEC and JSC and once every four (4) months for the JRDC. For clarity, the Parties anticipate holding an ad hoc meeting of the JSC promptly after the JRDC submits a initial, updated or amended Research Plan or Development Plan to the JSC for its review and approval. Meetings of any Committee may be held in person, by audio or video teleconference; provided that at least one (1) meeting per year of each Committee shall be held in person. In person Committee meetings shall be held at locations selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in any Committee. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Third Party shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.9 Decision-Making. All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before a Committee, the representatives of the Parties cannot reach an agreement as to such matter within thirty (30) days after such matter was brought to such Committee for resolution or after such matter has been referred to such Committee, such disagreement shall be referred to the JSC (in the case of disagreement of the JRDC), the JEC (in the case of disagreement of the JSC), or the Chief Executive Officers of Miragen and the Chief Executive Officer of Servier or its designee (the “Executive Officers”) (in the case of disagreement of the JEC) for resolution. If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then [*] that is the subject of the dispute [*]. For clarity, if the Executive Officers cannot resolve such a matter that pertains to [*], [*] will not be obligated to [*] and [*]. For further clarity, if the Executive Officers cannot resolve such a matter that pertains to [*], neither Party shall be obligated to [*] and [*]. Notwithstanding the foregoing provision and any provision to the contrary, [*] shall have the final say with respect to any decision which involves [*] (including, by way of example, [*], whether [*], or whether [*]), and neither Party shall be obligated to [*] on account of [*] for which [*] has exercised such final say unless [*] agreed on by the JSC, JEC or Executive Officers and [*].

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.10 Discontinuation of Participation on a Committee. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and shall not involve the delivery of services. Each Committee shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) Miragen providing written notice to Servier of its intention to disband and no longer participate in such Committee. Once the Parties mutually agree or Miragen has provided written notice to disband such Committee, such Committee shall have no further obligations under this Agreement and, thereafter, the Alliance Business-Development Managers, Alliance R&D Managers and Project Directors shall be the contact persons for the exchange of information under this Agreement and decisions of such Committee shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

ARTICLE 4

RESEARCH

4.1 General. Subject to the terms and conditions of this Agreement, the Parties desire to establish a research collaboration where Servier will fund and the Parties will conduct research activities pursuant to a research plan to be agreed upon by the Parties directed to the identification and characterization of microRNA targets and oligonucleotides in the Field (such research plan, the “Research Plan”, such collaboration, the “Research Collaboration”).

4.2 Research Term. The initial term of the Research Collaboration (“Research Term”) shall be the three (3)-year period after the Effective Date. Upon mutual agreement of the Parties, the Research Term may be extended for up to two (2) additional one (1)-year periods.

4.3 Research Plan. All research activities (i.e., activities prior to the initiation of IMPD-enabling toxicology studies) under this Agreement shall be conducted by the Parties pursuant to the Research Plan. The Research Plan shall allocate research responsibilities between the Parties and shall set forth the timeline and details of the research activities to be conducted by each Party, which shall include but not be limited to (a) [*], (b) [*], (c) [*], (d) [*], and (e) [*]. The Research Plan shall also set forth the budget of the research activities to be carried out by Miragen (the “Research Budget”). As of the Effective Date, the Parties have agreed upon an initial Research Plan, attached to this Agreement as Exhibit C. As soon as advisable during the Research Term (and no less than once a year), the JRDC shall prepare updates and amendments, as appropriate, to the then-current Research Plan (including Research Budget) and shall submit such updates and amendments to the JSC for review and approval. Once approved by the JSC, such revised Research Plan shall replace the prior Research Plan. If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.4 Conduct of Research; Research Costs. Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it in the Research Plan and shall conduct such activities in good scientific manner, and in compliance with all applicable Laws. Each Party shall keep the other Party reasonably informed as to the progress of the conduct of the Research Plan through meetings of the JRDC. Servier shall be responsible for all the costs and expenses incurred by both Parties in performing the Research Plan and shall reimburse Miragen for the costs and expenses incurred by or on account of Miragen in performing the Research Plan pursuant to Section 9.2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.5 Selection of Third Target. The JRDC shall review and discuss the results and data from the conduct of the Research Plan at its meetings and shall maintain a list (the “Target List”) of at least [*] microRNA target families proposed by Miragen, it being specified that Servier shall also be entitled to propose microRNA target families for inclusion in the Target List. The JRDC shall update the Target List from time to time to exclude any microRNA target family that is either subject to a bona fide internal research and/or development program of Miragen outside the Field or subject to an obligation of Miragen to any Third Party that would prevent Miragen from granting the rights to Servier to such microRNA target family as contemplated in this Agreement. The JRDC shall also rank the microRNA target families on the Target List in order of preference based on safety, efficacy, intellectual property status and other relevant factors, provided that in the case the JRDC cannot reach an agreement as to such order of preference, Servier shall have the final say. No later than [*] months after the Effective Date, Servier shall notify Miragen in writing that the microRNA target families on the Target List are ready for submission to Santaris, in the order of preference then in effect, for inclusion in the Santaris Agreement. Promptly after the receipt of such notice, Miragen shall submit the microRNA target family on the Target List with highest ranking to Santaris for inclusion in the Santaris Agreement. If such microRNA target family is not accepted by Santaris, Miragen shall submit the microRNA target family on the Target List with the next highest ranking to Santaris until a microRNA target family on the Target List is accepted by Santaris for inclusion in the Santaris Agreement. Upon acceptance by Santaris for inclusion in the Santaris Agreement, such microRNA target family shall be selected as the Third Target under this Agreement, and the Parties shall promptly update and amend the Research Plan and the Development Plan to include the research and Development activities related to the Third Target.

4.6 Replacement Target.

(a) As of the Effective Date, the microRNA-15/195 target family and the microRNA-208/199 target family are Targets. Pursuant to activities set forth in the Research Plan, the Parties shall, through the JRDC, further evaluate the suitability of the microRNA-15/195 target family and of the microRNA-208/199 target family as Targets. The JRDC’s decision or, in case of disagreement, Servier’s decision as to whether each of the microRNA-15/195 target family and the microRNA-208/199 target family is suitable as a Target shall be made based [*] on one (1) or more of the following four (4) criteria: (i) the Licensed Oligos that directly and selectively modulate the Target [*], (ii) the Licensed Oligos that directly and selectively modulate the Target [*], (iii) the Licensed Oligos that directly and selectively modulate the Target [*] (i.e., [*]), and (iv) the [*].

(b) If, based on results obtained from the activities set forth in the Research Plan and the criteria set forth above in Section 4.6(a), the JRDC or Servier as the case may be determines that the microRNA-15/195 target family and/or the microRNA-208/199 target family remain(s) suitable as Target(s), then the microRNA-15/195 target family and/or the microRNA-208/199 target family, as applicable, shall remain Target(s) under this Agreement and the terms and conditions applicable to such Target(s) under this Agreement shall remain unchanged.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) After selection of a Third Target, the Parties may decide to further evaluate the suitability of the Third Target as a Target. If, based on the criteria set forth above in Section 4.6(a) (which criteria shall apply mutatis mutandis to the evaluation of the suitability of the Third Target as a Target) the JRDC or Servier as the case may be determines that the Third Target remains suitable as a Target, then the Third Target shall remain a Target under this Agreement and the terms and conditions applicable to such Target under this Agreement shall remain unchanged.

(d) If, based on results obtained from the activities set forth in the Research Plan and the criteria set forth above in Section 4.6(a), the JRDC or Servier as the case may be determines that the microRNA-15/195 target family, the microRNA-208/199 target family or the Third Target is not suitable as a Target, then the microRNA-15/195 target family and/or the microRNA-208/199 target family and/or the Third Target, as applicable, shall no longer be deemed a Target hereunder, and the JRDC shall select a microRNA target family from the Target List as a replacement for such target (such replacement, the “Replacement Target”), provided however that in the case the JRDC cannot reach an agreement as to such selection, Servier shall have the final say. Upon the selection of the Replacement Target:

(i) Servier’s licenses and rights under this Agreement pertaining to the microRNA-15/195 target family and/or to the microRNA-208/199 target family and/or the Third Target, as applicable, shall terminate;

(ii) such Replacement Target(s) shall be deemed Target(s) hereunder;

(iii) the Parties shall update and amend the Research Plan and the Development Plan to exclude the research and Development activities related to the microRNA-15/195 target family and/or to the microRNA-208/199 target family and/or the Third Target, as applicable, and to include the research and Development activities related to such Replacement Target(s);

(iv) Servier hereby assigns to Miragen, effective as of such JRDC determination, all right, title and interest in and to any and all Inventions related to the microRNA-15/195 target family and/or to the microRNA-208/199 target family and/or the Third Target, as applicable, as well as any and all data and results generated by Servier in the course of any work performed pursuant to this Agreement with respect to the microRNA-15/195 target family and/or to the microRNA-208/199 target family and/or the Third Target, as applicable;

(v) all such Inventions, data and results shall be deemed Confidential Information of Miragen;

(vi) Servier shall promptly transfer all tangible and electronic embodiments of such Inventions, data and results to Miragen;

(vii) Miragen shall have the right to research, develop and/or commercialize any product pertaining to the microRNA-15/195 target family and/or the microRNA-208/199 target family and/or the Third Target, as applicable, or any component therein in any field and anywhere, either by itself or in collaboration with a Third Party, without any further obligation to Servier; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(viii) Miragen shall use Commercially Reasonable Efforts to either (1) amend the Santaris Agreement to include such Replacement Target, or (2) if the Parties decides to incorporate, in lieu of Santaris’ LNA technology, an alternative chemistry having drug-like properties into Licensed Product directed to such Replacement Target, enter into a Third Party agreement to obtain a license to such alternative technology with respect to such Replacement Target, which license can be sublicensed to Servier, without further payment by Servier, under the terms of this Agreement. For clarity, it shall not be a breach of this Agreement if Miragen, after using Commercially Reasonable Efforts, fails to include the Replacement Target in the Santaris Agreement and fails to obtain a Third Party license to the alternative technology that covers the Replacement Target.

(e) The Parties’ right to evaluate suitability of each of the microRNA-15/195 target family, the microRNA-208/199 target family and the Third Target as a Target and, if either of them is decided pursuant to Section 4.6(a) or 4.6(c) to not be suitable as a Target, to replace it with a Replacement Target pursuant to Section 4.6(d) shall expire at the end of the [*] period immediately following the Effective Date (or a longer period as may be agreed in writing by the Parties). For clarity, the Replacement Target(s) may not be replaced.

ARTICLE 5

DEVELOPMENT

5.1 General.

(a) Subject to the terms and conditions of this Agreement, the Parties desire to collaborate with respect to the Development of the Licensed Products in the Field and to share the data resulting from such collaboration to facilitate the Development of the Licensed Product in the Field.

(b) Servier acknowledges and understands that Miragen may, at its sole discretion, enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop and/or Commercialize the Licensed Products outside the Territory (each such Third Party, a “Miragen Partner” and each such agreement, a “Miragen Partner Agreement”). If Miragen enters into such a Miragen Partner Agreement with a Third Party that was not refused by Servier, pursuant to Section 11.3(b)(ii)(B), to allow Miragen to disclose Servier’s Confidential Information, then Miragen shall have the right (but not the obligation) to grant such Miragen Partner (such Miragen Partner, an “Approved Miragen Partner”) the right to participate in the Development of the Licensed Products and serve as a representative of Miragen on one or more of the Committees established under this Agreement. Servier shall cooperate fully with such Approved Miragen Partner with respect to the Development of the Licensed Product, to the extent that Servier has the obligation under this Agreement to cooperate with Miragen as to such activities. Miragen shall have the right to disclose to such Approved Miragen Partner all information regarding the Licensed Products and all Regulatory Materials disclosed by Servier to Miragen under this Agreement, for use by such Approved Miragen

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Partner in its Development and Commercialization of the Licensed Products outside the Territory, consistent with Section 5.7 and Article 11. In addition, Miragen shall have the right (but not the obligation) to exercise or fulfill the following rights and obligations through such Approved Miragen Partner:

(i) conduct the Development activities assigned to Miragen under the Development Plan;

(ii) review and copy Servier’s Development records as provided in Section 5.6;

(iii) receive and use data generated by or on behalf of Servier in the course of performing the Development Plan and the Unsponsored Work as provided in Section 5.7;

(iv) prepare and submit Regulatory Materials for the Licensed Product outside the Territory as provided in Section 6.1;

(v) review and comment on Regulatory Materials received or prepared by or on behalf of Servier as provided in Section 6.2;

(vi) attend meetings with Regulatory Authorities that relate to the Development of the Licensed Product in the Territory as provided in Section 6.3;

(vii) use the right of reference to Regulatory Materials pertaining to the Licensed Product in the Field that are submitted by or on behalf of Servier to seek, obtain and maintain regulatory approval of the Licensed Product outside the Territory as provided in Section 6.7;

(viii) initiate and control Remedial Actions outside the Territory as provided in Section 6.8;

(ix) manufacture and supply Licensed Oligos and/or Licensed Products as provided in Section 7.1;

(x) prosecute and enforce Miragen Patents and Servier Patents as provided in Section 10.2 and Section 10.3; and

(xi) disclose and use Servier’s Confidential Information as provided in Sections 11.3, 11.4 and 11.5.

5.2 Development Plan. The Development of each Licensed Product in the Field under this Agreement shall be conducted pursuant to a comprehensive written Development plan (the “Development Plan”). Each Development Plan shall set forth the timeline and details of all non-clinical and clinical Development activities: (a) to be conducted by the Parties as necessary to generate data useful for both Parties to obtain Regulatory Approval of such Licensed Product

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

by both the EMA and FDA for any indication in the Field that the Parties agree to pursue; and (b) any other Development activities that the Parties agree to pursue in collaboration for such Licensed Product in the Field in the Territory. The Development Plan shall also set forth the budget of such Development activities to be carried out by the Parties (the “Development Budget”). As of the Effective Date, the Parties have agreed upon a sample Development Plan for a particular Licensed Product that directly and selectively modulates a Target that is member of the microRNA 208/499 target family, which plan is attached to this Agreement as Exhibit D, includes only the pre-clinical Development activities for such Licensed Product and shall be updated as provided below. The JRDC shall prepare and submit to the JSC for review and approval the initial Development Plan for each Selected Licensed Product promptly upon the JRDC’s selection of such Selected Licensed Product. From time to time during the Term (no less than once per year), the JRDC shall prepare an update and amendment, as appropriate, to each then-current Development Plan (including Development Budget) and shall submit such updates and amendments to the JSC for review and approval. Once approved by the JSC, each such revised Development Plan shall replace the prior Development Plan for such Licensed Product. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

5.3 Allocation of Development Responsibilities.

(a) Each Development Plan shall reasonably allocate Development responsibilities for the relevant Licensed Product in the Field between the Parties, provided that Servier shall be the regulatory sponsor of all clinical studies of the Licensed Products in the Field conducted in the Territory and Miragen shall be the regulatory sponsor of all clinical studies of the Licensed Products in the Field conducted outside the Territory.

(b) If a Party is interested in pursuing additional Development work on a particular Licensed Product in the Field that is not then included in the Development Plan for such Licensed Product, then such Party shall submit to the other Party a reasonably detailed plan for such Development work. Then:

(i) if the other Party is also interested in pursuing such Development work, the Parties shall amend the applicable Development Plan to include such additional Development work, and the Parties shall share the Development Plan Costs incurred by the Parties in connection with the conduct of such Development work in accordance with Section 5.4; and

(ii) if the other Party is not interested in pursuing such Development work but (1) does not reasonably object to such Development work for likely having a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of a Licensed Product in its territory, or (2) such Development work is required by the EMA or other Regulatory Authorities in other countries within the Territory in the case of Servier or by the FDA in the case of Miragen, then such Party shall have the right to perform such Development work (the “Unsponsored Work”) at its own cost and expense, and such Unsponsored Work shall not be included in the applicable Development Plan or subject to the Parties’ sharing of Development Plan Costs. Each Party shall have the sole discretion in the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

conduct of its Unsponsored Work, provided that each Party shall keep the other Party informed of its progress on such Unsponsored Work through the JRDC and JSC by providing, as soon as available, at least: the draft protocol, the final protocol, the list of the investigator centers, the top line results and the final results. Any dispute over whether such Development work is likely to have a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of a Licensed Product in its territory shall be resolved pursuant to Section 15.7. Except as set forth in Section 5.7, any data resulting from such Unsponsored Work will be shared with the other Party solely as necessary for such other Party to comply with the regulatory requirements (in particular with respect to safety reporting) for the Licensed Product in such other Party’s territory.

(c) In addition, Miragen shall have the right to conduct, at its discretion and at its own cost and expense, any development work of any Licensed Product for the purpose of obtaining Regulatory Approval for such Licensed Product outside the Field outside the Territory, unless Servier reasonably objects to such work for likely having a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of such Licensed Product in the Field in the Territory, and such development work shall not be included in the Development Plan or subject to the Parties’ sharing of Development Plan Costs. Any data resulting from such development work will be shared with Servier solely as necessary for Servier to comply with the regulatory requirements (in particular with respect to safety reporting) for the Licensed Product in the Territory.

5.4 Development Costs.

(a) Pre-Phase 3 Costs. Servier shall be responsible for [*] of the Development Plan Costs that are incurred by the Parties through the completion of Phase 2 Clinical Trials and that are not Companion Diagnostic Development Costs (“Pre-Phase 3 Costs”) of the Licensed Products and shall reimburse [*] Pre- Phase 3 Costs incurred by Miragen pursuant to Section 9.3(a).

(b) Phase 3 Costs. The Development Plan Costs that are incurred by the Parties in preparing, conducting and analyzing the Phase 3 Clinical Trials and that are not Companion Diagnostic Development Costs (the “Phase 3 Costs”) of each Licensed Product shall be allocated between the Parties as follows:

(i) If (1) Miragen enters into an agreement with a Third Party and grants such Third Party the right to Develop and/or Commercialize a Licensed Product in the Field in the U.S. (a “U.S. Partner Agreement”) at least 180 days before the Initiation of the first Phase 3 Clinical Trial of such Licensed Product, or (2) Miragen notifies Servier at least 180 days before the Initiation of the first Phase 3 Clinical Trial that it wishes to share the costs of such Phase 3 Clinical Trial and all subsequent Phase 3 Clinical Trials for such Licensed Product then, Servier and Miragen shall [*] be responsible for [*] of all Phase 3 Costs of such Licensed Product as set forth in Section 9.3(b)(i).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) If Miragen does not enter into a U.S. Partner Agreement at least 180 days before the Initiation of the first Phase 3 Clinical Trial of a Licensed Product, then Servier shall be responsible for [*] of such Phase 3 Costs of such Licensed Products and shall reimburse such Phase 3 Costs incurred by Miragen pursuant to Section 9.3(b)(ii). Miragen shall reimburse Servier for part of such Phase 3 Costs as follows, pursuant to Section 9.3(b)(iii):

(1) If Miragen subsequently enters into a U.S. Partner Agreement before the completion of any Phase 3 Clinical Trial of such Licensed Product, then Miragen shall promptly reimburse Servier for [*] of all Phase 3 Costs of such Licensed Product incurred by Servier prior to Miragen’s entry into such U.S. Partner Agreement, and Miragen shall continue to reimburse Servier for [*] of the Phase 3 Costs of such Licensed Product incurred by Servier thereafter with respect to any Phase 3 Clinical Trial; and

(2) If Miragen does not enter into a U.S. Partner Agreement before the completion of any Phase 3 Clinical Trial of such Licensed Product, then Miragen shall reimburse Servier for [*] of the Phase 3 Costs of such Licensed Product incurred by Servier with respect to such Phase 3 Clinical Trial upon Miragen’s filing of MAA for such Licensed Product in the U.S., which MAA includes data from such Phase 3 Clinical Trial.

For the purpose of this Section 5.4(b), [*] means the [*].

(c) Unsponsored Work Development Costs. Each Party shall be solely responsible for [*] of the Unsponsored Work Development Costs incurred by such Party, provided that if the other Party desires to use any data resulting from such Development work for purposes other than complying with a regulatory reporting requirement in such other Party’s territory, such other Party shall reimburse the Party conducting such Development work [*] of the Unsponsored Work Development Costs incurred by such Party in the course of conducting the Development work that generated such data.

(d) Companion Diagnostic Development Costs.

(i) Subject to Section 5.4(d)(ii) below, Servier shall be responsible for [*] of the Development Plan Costs incurred by the Parties in the development of each Companion Diagnostic pursuant to the Development Plan (the “Companion Diagnostic Development Costs”) and shall reimburse such Companion Diagnostic Development Costs incurred by Miragen pursuant to Section 9.3(d)(i).

(ii) Miragen shall reimburse Servier for part of such Companion Diagnostic Development Costs as follows, pursuant to Section 9.3(d)(ii). If Miragen (1) enters into an agreement with a Third Party and grants such Third Party the right to import, offer for sale and/or sale such Companion Diagnostic outside the Territory; or (2) enters into a U.S. Partner Agreement for the Licensed Product associated with such Companion Diagnostic; or (3) at any time during the development of a Companion Diagnostic, notifies Servier in writing that Miragen will reimburse Servier for part of the Companion Diagnostic Development Costs for such Companion Diagnostic, then Miragen shall, upon the first to occur of (1), (2) or (3), reimburse Servier for [*] of the Companion Diagnostic Development Costs of such Companion Diagnostic incurred by Servier prior to such notice, and thereafter Miragen shall reimburse Servier, on a quarterly basis, for [*] of the Companion Diagnostic Development Costs of such

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Companion Diagnostic incurred by Servier after such notice. If none of (1), (2) or (3) occurs before Miragen’s filing of a regulatory approval application for such Companion Diagnostic in the U.S., then Miragen shall reimburse Servier for [*] of the Companion Diagnostic Development Costs of such Companion Diagnostic incurred by Servier.

5.5 Diligence. Each Party shall use Commercially Reasonable Efforts to conduct the Development activities assigned to it under the Development Plan. Without limiting the foregoing, Servier shall use Commercially Reasonable Efforts to Develop at least one Licensed Product for each Target in the Field and shall use Commercially Reasonable Efforts to pursue Regulatory Approval of each such Licensed Product, in each of the Major Market Countries, in indications that will maximize the profitability of such Licensed Products (on a total profit basis and not on a per unit basis) for Servier, its Affiliate or sublicensee, whichever is the selling party of such Licensed Product. Subject to the foregoing sentence, Servier shall be entitled at any time to discontinue the Development of any Licensed Product, provided that (a) Servier shall use Commercially Reasonable Efforts to Develop at least one other Licensed Product for the same Target as the discontinued Licensed Product; and (b) Servier shall send a prior written notice to that effect to Miragen at least three (3) months prior to the effective date of termination of the Development for such Licensed Product, except where such termination is due to safety reasons pursuant to Section 12.2(b).

5.6 Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and clinical trials in formal written study reports according to applicable Laws and national and international (e.g., ICH, GCP, GLP, and GMP) guidelines. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to the original to the extent necessary for regulatory and patent purposes or for other legal proceedings and in connection with the sharing of data and results as set forth in Section 5.7.

5.7 Mutual Data Exchange and Use. In addition to adverse event and safety data reporting obligations pursuant to Section 6.4, each Party shall promptly provide the other Party with copies of all data and results generated by or on behalf of such Party in the course of performing the Development Plan and the Unsponsored Work. The Party receiving such data shall have the rights to use and reference all such data (a) for the purpose of obtaining and maintaining Regulatory Approval of the Licensed Products in the Field in its territory, and (b) where Miragen is the receiving Party, for the purpose of obtaining and maintaining Regulatory Approval of the Licensed Products outside the Field outside the Territory, provided such activities would not be reasonably likely to have a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of a Licensed Product in the Territory; provided however that the data resulting from the Unsponsored Work may only be used by the receiving Party to comply with the regulatory requirements (in particular with respect to safety reporting) in such receiving Party’s territory, unless the receiving Party

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

reimburse the other Party a portion of the Unsponsored Work Development Costs as set forth in Section 5.4(c). Each Party shall provide the JRDC with regular reports detailing its Development activities for the Licensed Products pursuant to the Development Plan, as well as any Unsponsored Work conducted by such Party, and the results of such activities at each regularly scheduled JRDC meeting. The Parties shall discuss the status, progress and results of each Party’s Development activities under the Development Plan, as well as any Unsponsored Work conducted by such Party, at such JRDC meetings.

5.8 Compliance; Subcontractors. Each Party agrees that in performing its obligations or exercising its rights under this Agreement: (a) it shall comply in all material respects with all applicable Laws; and (b) it shall not employ or engage any Person who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. The Parties shall comply with pharmacovigilance procedures set forth in Section 6.4 and as further agreed in writing by the Parties in the course of Developing, Manufacturing and Commercializing the Licensed Products hereunder. Each Party shall have the right to engage subcontractors for purposes of conducting activities assigned to it under the Development Plan, provided that any such subcontractor is bound by written obligations of confidentiality and non-use consistent with this Agreement and has agreed to assign to the Party engaging such subcontractor inventions made by such subcontractor in the course of performing such subcontracted work that relate to any Licensed Oligos or Licensed Products or their use, manufacture or sale. Each Party shall remain responsible for any obligations under the Development Plan that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.

ARTICLE 6

REGULATORY

6.1 Regulatory Responsibilities. The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval of the Licensed Products by both the EMA and FDA for all indications in the Field that the Parties agree to pursue jointly. Servier shall be responsible for the preparation and submission of any and all Regulatory Materials for the Licensed Products in the Field in the Territory and shall own all such Regulatory Materials. Miragen shall be responsible for the preparation and submission of any and all Regulatory Materials for the Licensed Products outside the Territory and shall own all such Regulatory Materials. Each Party shall use Commercially Reasonable Efforts to carry out the regulatory activities assigned to it in the Development Plan and the costs associated with regulatory activities for a Licensed Product (but excluding filing fees for MAAs) shall be included in the Development Plan Costs for such Licensed Product and allocated between the Parties in accordance with Section 5.4. Unless the Parties otherwise agree in writing, neither Party shall submit any Regulatory Materials to, or communicate with, any Regulatory Authority outside its territory, except as required by applicable Laws, in which case such Party shall immediately provide notice of such requirement to the other Party prior to such submission or communication.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2 Cooperation. Each Party shall send Regulatory Materials (in the case of Servier for the EMA only) in draft form to the other Party and give the latter a reasonable period of time (not exceeding twenty days) to comment on such drafts of Regulatory Materials. Each Party shall notify the other Party of any Regulatory Materials (other than routine correspondence) submitted to or received from any Regulatory Authorities respectively outside the Territory for Miragen and in the EU for Servier and shall provide the other Party with copies thereof.

6.3 Meetings with Regulatory Authorities. Each Party shall provide the other Party with reasonable advance notification of any in-person meeting or teleconference with the Regulatory Authorities in its territory that relates to the Development of the Licensed Products in the Field under the Development Plan. The other Party shall have the right, but not the obligation, to have its representatives attend (but, unless otherwise requested by the other Party, not participate in) such meetings in the first Party’s territory.

6.4 Adverse Events Reporting. At least six (6) months prior to the expected date for the filing of the first CTA with respect to a Licensed Product, the Parties shall discuss in good faith and enter (before such CTA filing) into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Servier shall maintain an adverse event database for the Licensed Products in the Territory at its costs and shall be responsible for reporting quality complaints, adverse events and safety data related to the Licensed Products to the applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Products in the Territory. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

6.5 No Harmful Actions. If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to the Licensed Product that could reasonably be expected to have a material adverse impact upon the regulatory status of the Licensed Product in its territory, such Party shall have the right to bring the matter to the attention of the JRDC and the Parties shall discuss in good faith to resolve such concern of the first Party.

6.6 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may affect the safety or efficacy claims of any Licensed Product or the continued marketing of any Licensed Product in the Field. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

6.7 Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Licensed Product in the Field submitted by or on behalf of such Party. Servier may use such right of reference to

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Miragen’s Regulatory Material in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Licensed Products in Field in the Territory. Miragen may use the right of reference to Servier’s Regulatory Material in the Field solely for the purpose of seeking, obtaining and maintaining regulatory approval of the Licensed Products outside the Territory. Notwithstanding the foregoing, each Party may use the right of reference to any Regulatory Materials based on data resulting from the Unsponsored Work conducted by the other Party only to comply with the regulatory requirements (in particular with respect to safety reporting) in such Party’s territory, unless such Party reimburse the other Party a portion of the Unsponsored Work Development Costs as set forth in Section 5.4(c).

6.8 Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product in the Field may be subject to any recall, corrective action or other regulatory action with respect to the Licensed Product in the Field taken by virtue of applicable Law (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the manufacture of the Licensed Product and the distribution and use of the Licensed Product. Each Party shall have sole discretion with respect to any matters relating to any Remedial Action in its territory, including the decision to commence such Remedial Action and the control over such Remedial Action, at its cost and expense, except to the extent such Remedial Action is attributed to the non-compliance or non-conformity of any Licensed Product supplied to such Party by the other Party, in which case the Party that supplied such defective Licensed Product shall bear all cost and expense in connection with such Remedial Action.

ARTICLE 7

MANUFACTURING

7.1 Manufacture and Supply.

(a) Research and Pre-Clinical Supply. Miragen shall, either itself or through Third Party manufacturer, manufacture and supply Licensed Oligos for use by Miragen and Servier to conduct the Research Plan and any pre-clinical studies under the Development Plan.

(b) Clinical Supply. Servier shall be primarily responsible for manufacturing and supplying bulk Licensed Oligos and finished Licensed Products for use in clinical studies conducted pursuant to the Development Plan in the Field in the Territory, provided that Servier may engage Miragen for such manufacture and supply as follows: At least 180 days prior to the anticipated filing of the first CTA for the first indication with respect to a Licensed Product, Servier shall notify Miragen in writing whether it desires to engage Miragen for such manufacture and supply. If Servier chooses to have Miragen provide such clinical supply, Servier and Miragen shall negotiate in good faith and enter into a separate supply agreement having mutually agreed terms with respect to such clinical supply, which supply shall be at Cost of Goods (except for Unsponsored Work, in which case the supply shall be at Cost of Goods plus [*]). For clarity, Miragen’s manufacturing-related Development costs, as described in Section 1.27(e),

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

are not included in the Cost of Goods but shall be included in Development Plan Costs and shared by the Parties pursuant to Section 9.3. If Servier does not engage Miragen but elects to manufacture and supply bulk Licensed Oligos and finished Licensed Products for Development purposes, either through itself or its Third Party manufacturer, then Miragen shall have the right to purchase such bulk Licensed Oligos and finished Licensed Products from Servier at Cost of Goods (except for Unsponsored Work, in which case the supply shall be at Cost of Goods plus [*]), and the other terms and conditions to be agreed upon by the Parties and set forth in a separate supply agreement. For clarity, Miragen shall have the right to manufacture and have manufactured, anywhere in the world, the Licensed Oligos and Licensed Products for clinical and commercial use outside the Territory.

(c) Commercial Supply. Servier shall be solely responsible for manufacturing and supplying bulk Licensed Oligos and finished Licensed Products for Commercial use in the Field in the Territory. Miragen shall be solely responsible for manufacturing and supplying bulk Licensed Oligos and finished Licensed Products for Commercial use in the Field outside the Territory.

(d) Transfer of Manufacturing Know-How. If Servier notifies Miragen that it chooses to manufacture the clinical or commercial supply of the Licensed Oligos and Licensed Products, Miragen shall make available to Servier Miragen Know-How that is then being used by Miragen or its Third Party manufacturer in the manufacture of the Licensed Oligos and Licensed Products. In addition, Miragen shall provide reasonable technical assistance as requested by Servier in connection with such technology transfer. Servier shall be responsible for the costs and expenses incurred by Miragen in performing such technology transfer, including the fully burdened cost of Miragen personnel directly involved in such technology transfer allocated to efforts spent on such technology transfer, provided such costs and expenses are detailed in a mutually agreed budget prior to the technology transfer. If so requested by Miragen at a later stage, Servier shall make available to Miragen Servier Know-How that is then being used by Servier or its Third Party manufacturer in the manufacture of the Licensed Oligos and Licensed Products. In addition, Servier shall provide reasonable technical assistance as requested by Miragen in connection with such technology transfer. Miragen shall be responsible for the costs and expenses incurred by Servier in performing such technology transfer, including the fully burdened cost of Servier personnel directly involved in such technology transfer allocated to efforts spent on such technology transfer, provided such costs and expenses are detailed in an approved budget prior to the technology transfer.

ARTICLE 8

COMMERCIALIZATION

8.1 Commercialization in the Territory. Subject to the terms and conditions of this Article 8, Servier shall be responsible for all aspects of the Commercialization of the Licensed Products in the Field in the Territory. Servier shall bear all of the costs and expenses incurred in connection with such Commercialization activities.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2 Commercialization Plan. Servier shall pursue Commercialization of the Product in the Territory, in accordance with its normal business practices for its internal products at a similar stage. Servier shall deliver an initial Commercialization plan to Miragen no later than twelve (12) months prior to the anticipated date of the first filing of the first MAA for a Licensed Product in the Territory (the “Commercialization Plan”). After the establishment of the initial Commercialization Plan, Servier shall prepare updates and amendments to such Commercialization Plan at least annually and deliver such updated Commercialization Plan to Miragen no later than October 31st of each year.

8.3 Commercial Diligence. Servier shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in (i) each of the Major Market Countries outside the EU in which it receives Regulatory Approval and (ii) in the EU in at least two of the three following countries: France, Germany and Italy provided that it has received Regulatory Approval and unless the launch of a particular Licensed Product in more than one of these three countries could reasonably be expected to have a negative effect on the Commercialization of such Licensed Product in other countries in the EU, in which case Servier shall use Commercially Reasonable Efforts to Commercialize such Licensed Product in the remaining country, if any, of these three countries.

8.4 Patent Marking. Servier shall mark all Licensed Products in accordance with the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same. To the extent required by applicable Law, Servier shall indicate on Licensed Product packaging, advertisement and promotional materials that the Licensed Product is in-licensed from Miragen.

8.5 Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees will not, either directly or indirectly, promote, market, distribute, import, sell or have sold Licensed Products, including via the Internet or mail order, to any Third Party, address or Internet Protocol address in the other Party’s territory. As to such countries in the other Party’s territory: (a) such Party shall not engage in any advertising or promotional activities relating to the Licensed Product directed primarily to customers or other buyers or users of the Licensed Product located in such countries; and (b) such Party shall not solicit orders from any prospective purchaser located in such countries. If a Party receives any order from a prospective purchaser located in a country in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders. Neither Party may deliver or tender (or cause to be delivered or tendered) any Licensed Product in the other Party’s territory.

8.6 Reports. Servier shall update the JSC once a year in October regarding Servier’s Commercialization activities with respect to the Licensed Products in the Territory. Each such update shall be in a form to be agreed by the JSC and shall summarize Servier’s, its Affiliates’ and sublicensees’ significant Commercialization activities with respect to the Licensed Product in the Territory, covering subject matter at a level of detail reasonably required by Miragen and sufficient to enable Miragen to determine Servier’s compliance with its diligence obligations pursuant to Section 8.3.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 9

FINANCIAL PROVISIONS

9.1 Upfront Payment. Servier shall pay to Miragen a one-time, non-refundable, non-creditable upfront payment of six million Euros (€6,000,000) upon signature of the Agreement and within [*] business days of receipt of the corresponding invoice.

9.2 Reimbursements of Research Costs. Within [*] days after the end of each calendar quarter of the Research Term, Miragen shall submit to Servier a reasonably detailed invoice setting forth all costs and expenses incurred by Miragen in such calendar quarter in conducting the Research Plan. Such costs and expenses shall include the costs of all FTEs of Miragen (at the current FTE Rate) that performed research activities set forth in the Research Plan, as well as out-of-pocket costs allocable to such research activities and Miragen’s fully burdened costs of manufacturing and supplying, or procuring supply of Licensed Oligos for use in the Research Plan, in each case to the extent such costs do not exceed the Research Budget by more than [*] unless approved in writing by the JRDC or are otherwise approved by the JRDC. Servier shall pay to Miragen the amount invoiced within [*] days after the receipt of the invoice.

9.3 Reimbursements and Share of Development Costs.

(a) Pre-Phase 3 Costs. Within [*] days after the end of each calendar quarter before the completion of Phase 2 Clinical Trials of the Licensed Products, Miragen shall submit to Servier a reasonably detailed invoice setting forth all the Pre-Phase 3 Costs incurred by Miragen in such calendar quarter. Servier shall pay to Miragen the amount invoiced within [*] days after the receipt of the invoice.

(b) Phase 3 Costs.

(i) If Miragen and Servier are required to share the Phase 3 Costs as set forth in Section 5.4(b)(i), then within [*] days after the end of each calendar quarter during which the Parties are conducting the Phase 3 Clinical Trials of the Licensed Products, each Party shall submit to the other Party a reasonably detailed report setting forth all Phase 3 Costs incurred by such Party in such calendar quarter. Within [*] days after the receipt of such reports, the Parties shall confer and agree on whether a reconciliation payment is due from one Party to the other, and if so, the amount of such reconciliation payment, so that the Parties share the Phase 3 Costs in accordance with Section 5.4(b)(i). The Party required to pay such reconciliation payment shall pay to the other Party such payment within [*] days after the end of such [*] day period.

(ii) If Servier is responsible for one hundred percent (100%) of the Phase 3 Costs as set forth in Section 5.4(b)(ii), then within [*] days after the end of each calendar quarter which the Parties are conducting the Phase 3 Clinical Trials of the Licensed Products, Miragen shall submit to Servier a reasonably detailed invoice setting forth all the Phase 3 Costs incurred by Miragen in such calendar quarter. Servier shall pay to Miragen the amount invoiced within [*] days after the receipt of the invoice.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii) If Miragen is required to reimburse Servier for [*] of the Phase 3 Costs as set forth in Section 5.4(b)(ii)(1) or 5.4(b)(ii)(2), then within [*] days after the end of each calendar quarter which the Parties are conducting the Phase 3 Clinical Trials of the Licensed Products, the date upon which Miragen enters into a U.S. Partner Agreement, and/or the date upon which Miragen files MAA for the Licensed Product in the U.S., as applicable, Servier shall submit to Miragen a reasonably detailed invoice setting forth [*] of the Phase 3 Costs incurred by Servier in such calendar quarter or before such date, as applicable. Miragen shall pay to Servier the amount invoiced within [*] days after the receipt of the invoice.

(c) Unsponsored Work. If a Party desires to use the data resulting from any Unsponsored Work conducted by the other Party and related Regulatory Materials for purposes other than to comply with any regulatory reporting requirements in its territory, such Party shall notify the other Party in writing, and within [*] days after the receipt of such notice, the other Party shall submit to such Party a reasonable detailed invoice setting forth [*] of the Unsponsored Work Development Costs incurred by such other Party in the course of conducting the Development work that generated such data. If the Party seeking to use such data desires to use such data for such other purposes after reimbursing such costs, such Party shall notify the other Party in writing and shall pay to the other Party the amount invoiced within [*] days after the receipt of the invoice.

(d) Companion Diagnostic Development Costs.

(i) Within [*] days after the end of each calendar quarter during which the Parties are developing a Companion Diagnostic, Miragen shall submit to Servier a reasonably detailed invoice setting forth all the Companion Diagnostic Development Costs incurred by Miragen in such calendar quarter. Servier shall pay to Miragen the amount invoiced within [*] days after the receipt of the invoice.

(ii) After (1) Miragen has entered into an agreement with a Third Party and grant such Third Party the right to import, offer for sale and/or sale such Companion Diagnostic outside the Territory as set forth in Section 5.4(d)(ii)(1); or (2) Miragen has entered into a U.S. Partner Agreement for the Licensed Product associated with such Companion Diagnostic as set forth in Section 5.4(d)(ii)(2); or (3) the receipt of a notice from Miragen that Miragen will reimburse Servier for part of the Companion Diagnostic Development Costs for a Companion Diagnostic as set forth in Section 5.4(d)(ii)(3); or (4) the date upon which Miragen files a regulatory approval application for a Companion Diagnostic in the U.S., whichever is the earlier, Servier shall submit to Miragen a reasonably detailed invoice setting forth [*] of the Companion Diagnostic Development Costs of such Companion Diagnostic incurred by Servier prior to such date. Thereafter, if applicable, within [*] days after the end of each calendar quarter during which the Parties are developing such Companion Diagnostic, Servier shall submit to Miragen a reasonably detailed invoice setting forth [*] of all the Companion Diagnostic Development Costs of such Companion Diagnostic incurred by Servier in such calendar quarter. Miragen shall pay to Servier the amount(s) invoiced within [*] days after the receipt of the invoice.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.4 Milestone Payments.

(a) Designation of Third Target. Servier shall pay to Miragen a one-time non-refundable, non-creditable payment of three million Euro (€3,000,000) after the selection of the Third Target that has successfully passed the gate-keeping and been accepted by Santaris pursuant to Section 4.5. Such payment shall be made within [*] days after the receipt of the invoice, provided however, that the amount of this payment shall be [*] if the Third Target is [*] and the Third Target is not [*] that was [*].

(b) [*]. For each of the three (3) Targets, Servier shall pay to Miragen a non-refundable, non-creditable payment after [*] of the first Licensed Product that modulates such Target, which shall be notified by Servier to Miragen within [*] days after [*], and within [*] days after the receipt of the invoice, which amount shall be (i) (1) [*] for the Target that first achieves such milestone if such Target is a member of either the microRNA-208/199 target family or the microRNA-15/195 target family, or (2) [*] if the Target that first achieves such milestone is not a member of the microRNA-208/199 target family or the microRNA-15/195 target family; and (ii) [*] for each of the second and third Targets that achieve such milestone.

(c) Other Development Milestones.

(i) Subject to Section 9.4(c)(ii) and to the last sentence of Section 9.4(d)(i) below, for each of the three (3) Targets, Servier shall pay to Miragen the non-refundable, non-creditable payments set forth below, in each case after the milestone for such Target is first achieved by a Licensed Product directed to such Target, which shall be notified by Servier to Miragen within [*] days after such achievement, and within [*] days after the receipt of the invoice:

[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

(ii) In the event that a milestone set forth in Section 9.4(c)(i) is achieved with respect to a particular Target for a Non-Major Indication after such milestone has already been achieved with respect to such Target for an Orphan Indication, then upon the achievement of such milestone for such Non-Major Indication, Servier shall pay to Miragen the difference between the applicable milestone payment for such Non-Major Indication and the milestone payment already paid for such Target for such Orphan Indication. In the event that a milestone is achieved with respect to a particular Target for a Major Indication after such milestone has already been achieved with respect to such Target for an Orphan Indication or a

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Non-Major Indication, then upon the achievement of such milestone for such Major Indication, Servier shall pay to Miragen the difference between the applicable milestone payment for such Major Indication and the milestone payment already paid for such Target for such Orphan Indication or Non-Major Indication (as applicable). The determination as to whether an indication is a Major Indication shall be made by [*] and if [*], the JEC shall discuss such determination, provided [*]. In the event that [*] a particular indication was a Non-Major Indication and made milestone payments to Miragen based upon such determination and [*] such indication is subsequently demonstrated to have annual peak Net Sales in the Territory of at least [*], then with respect to each such milestone payment, Servier shall promptly pay to Miragen the difference between the applicable milestone payment for such Major Indication and the milestone payment already paid to Miragen at the Non-Major Indication rate.

(d) Commercial Milestones.

(i) For each of the three (3) Targets, Servier shall pay to Miragen a non-refundable, non-creditable payment within [*] days after the end of the calendar quarter during which the aggregated annual Net Sales of Licensed Products directed to such Target across the Territory for all indications, to the exclusion of Orphan Indications first equal or exceed [*], which amount shall equal to [*]. For clarity, upon payment by Servier of the amount set forth in this Section 9.4(d)(i), no further amount shall be due by Servier pursuant to Sections 9.4(c)(i) and 9.4(c)(ii) above with respect to such Target except as applicable for Orphan Indications.

(ii) In addition to the payments set forth in Section 9.4(d)(i), Servier shall pay to Miragen the one-time, non-refundable, non-creditable payments set forth below, in each case within [*] days after the end of the calendar quarter during which the aggregated annual Net Sales of all Licensed Products in the Territory first reach the values indicated below. For clarity, the milestone payments in this Section 9.4(d)(ii) shall be additive such that if more than one milestones specified below are achieved in the same calendar quarter or in different calendar quarters, then the milestone payments for all such milestones shall be payable.

Annual Net Sales of all Licensed Products in the Territory	Payments
Equal or exceed [*]	[*]
Equal or exceed [*]	[*]
Equal or exceed [*]	[*]

9.5 Royalty Payments for Licensed Products.

(a) Royalty Rates. Subject to the other terms of this Section 9.5, during the Royalty Term, Servier shall make quarterly non-refundable, non-creditable royalty payments to Miragen on the Net Sales of each Licensed Product sold in the Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, at the applicable royalty rate set forth below.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For the purpose of this Section, Daily Costs of Treatment for a particular Licensed Product in a particular country means the average Net Sales per unit of such Licensed Product in such country in a specific calendar quarter (converted to Euros), divided by the number of days between each use of such Licensed Product as specified in the label for such Licensed Product in such country (e.g., per unit Net Sales divided by 30 for a Licensed Product labeled to be administered once per month)

Daily Costs of Treatment	Royalty Rate
Less than or equal to [*] per day	[*]
Greater than [*] per day and less than or equal to [*] per day	[*]
Greater than [*] per day and less than or equal to [*] per day	[*]
Greater than [*] per day	[*]

(b) Royalty Term. For each Licensed Product, on a Licensed Product-by- Licensed Product and country-by-country basis, Servier’s royalty payment obligations under this Section 9.5 shall commence upon the First Commercial Sale of such Licensed Product in such country and expire upon the later of: (i) the [*] included in Miragen Patents [*] in such country claiming the Licensed Product, its manufacture, or its use for which it is being sold or used in such country; or (ii) the [*] anniversary of the First Commercial Sale of such Licensed Product in such country; provided however that Servier’s payment obligations under this Section 9.5 with respect to the royalty increase provided for in Section 2.9 with respect to license to Acquiror IP shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the last-to-expire Valid Claim included in the Acquiror IP that claims the Licensed Product, its manufacture, or its use for which it is being sold or used in such country.

(c) Royalty Reductions.

(i) If a Licensed Product is generating Net Sales in a country in the Territory during the Royalty Term in such country at a time when the sale, manufacture or use in the Field of such Licensed Product is not covered by any Valid Claim included in the Miragen Patents (not including any Miragen Patent in such country to which Servier’s licenses under this Agreement have been terminated pursuant to Section 10.2(a)(iii)) in such country, then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced to [*] of the royalty rate set forth in Section 9.5(a).

(ii) If at any time following the First Commercial Sale, in a country where a Licensed Product is covered by any Valid Claim included in the Miragen Patents licensed to Servier in such country, (A) one or several Generic Competitor(s) of such Licensed Product sold in such calendar quarter represent(s) on a unit basis [*] or more of the units of Licensed Product sold in that country in that quarter, then the royalty rate applicable to Net Sales of such Licensed Product in such country in such calendar quarter shall be reduced to [*] of the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

royalty rate that would otherwise be applicable to such Licensed Product in such country or (B) one or several Generic Competitor(s) of such Licensed Product sold in such calendar quarter represent(s) on a unit basis [*] or more of the units of Licensed Product sold in that country in such calendar quarter, then the royalty rate applicable to Net Sales of such Licensed Product in such country in such calendar quarter shall be reduced to [*] of the royalty rate that would otherwise be applicable to such Licensed Product in such country. The royalty reduction provided in this Section 9.5(c)(ii) shall only remain in effect for so long as the Generic Competitor(s) exceeds the market share threshold set forth above in the relevant calendar quarter.

(iii) If it is necessary for Servier to obtain a license from a Third Party under any Patent Right in a country in the Territory (i) in order to manufacture, use, import or sell the Licensed Product or (ii) in order to have the exclusive right to manufacture, use, import or sell the Licensed Product (in the event Servier is the co-owner of any Patent Right with a Third Party), and Servier obtains such a license, Servier shall have the right to deduct, from the royalty payment that would otherwise have been due with respect to Net Sales of such Licensed Product in such country in a particular calendar quarter, an amount equal to [*] of the royalties paid by Servier to such Third Party pursuant to such license on account of the sale of such Licensed Product in such country during such calendar quarter; provided however, that in no event shall the royalties payable to Miragen be reduced by more than [*] in any calendar quarter by operation of this Section 9.5(c)(iii).

(iv) On a Licensed Product-by-Licensed Product, country-by-country and calendar quarter-by-calendar quarter basis, if the Cost of Goods of an average unit of such Licensed Product sold in such country exceeds the percentage set forth in the table below of the Net Sales of such average unit of such Licensed Product in such country, then the then-applicable royalty rate shall be reduced with respect to Net Sales of such Licensed Product in such country during such calendar quarter by the applicable royalty offset set forth in the table below:

Costs of Good (finished product per unit) as a percentage of Net Sales per unit	Royalty Offset
Greater than [*], but less than or equal to [*]	[*]
Greater than [*], but less than or equal to [*]	[*]
Greater than [*]	[*]

(v) Servier shall not be entitled to reduce the royalties payable to Miragen on account of sales of Licensed Products in the Territory for any other reason and in no event shall the royalties payable to Miragen be less than (A) the total payments owed by Miragen to Third Parties on account of such sales plus [*], if only one of Sections 9.5(c)(i), 9.5(c)(ii), 9.5(c)(iii) and 9.5(c)(iv) is applicable to such sales; or (B) the total payments owed by Miragen to Third Parties on account of such sales plus [*], if more than one of Sections 9.5(c)(i), 9.5(c)(ii), 9.5(c)(iii) and 9.5(c)(iv) are applicable to such sales, provided however that the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

application of (A) or (B) above shall not result in Servier having to pay more royalties than by the application of the initial royalty rates set forth in Section 9.5(a) (i.e., without the application of Section 9.5(c)(i), 9.5(c)(ii), 9.5(c)(iii) or 9.5(c)(iv)). If any factors affecting the profitability of the Licensed Product in the Territory change materially during the Term, the Parties shall meet and discuss in good faith possible modifications to the royalty payments for the Licensed Product in the Territory in light of such changed factors, provided however that any disagreement with respect to such modification shall not be subject to the dispute resolution mechanism set forth in Section 15.7.

(d) Royalty Reports and Payment. Within [*] days after each calendar quarter, commencing with the calendar quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, Servier shall provide Miragen with a report that contains the following information for the applicable calendar quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) the amount of gross sales of the Licensed Products in the Territory, (ii) an itemized calculation of Net Sales in the Territory showing deductions provided for in the definition of “Net Sales,” (iii) a calculation of the royalty payment due on such sales, including the application of the reduction and adjustment, if any, made in accordance with Section 9.5, and (iv) the exchange rate for such country. Within fifteen days of the delivery of the applicable quarterly report, Servier shall pay in Euros all royalties due to Miragen with respect to Net Sales by Servier, its Affiliates and their respective sublicensees for such calendar quarter.

9.6 Currency; Exchange Rate. All amounts due and payable hereunder shall be in Euros by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party that receives the payment. All calculations relating to Net Sales and royalties hereunder shall be in Euros. As applicable, Net Sales shall be translated from other currencies into Euros using the monthly average of daily rates of exchange published by European Central Bank for the monthly period in which Net Sales are accounted.

9.7 Late Payments. If either Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on a daily basis on the sum due to such Party from the due date until the date of payment at a rate equal to EURIBOR plus [*] per annum or the maximum rate allowable by applicable Law, whichever is less.

9.8 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable commercial efforts in accordance with applicable Law to reduce or eliminate to the extent possible withholding taxes and similar obligations on payments made under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Withholding Taxes. It is the common understanding of the Parties that, as of the Effective Date, none of the payments due and payable under this Agreement is subject to deduction or withholding for on account of any tax by application of the Tax Treaty in force between France and The United States since August 31st 1994 and in accordance with its amendment signed January 13th 2009 which came into force retroactively January 1st 2009. All payments due and payable under this Agreement will be made without any deduction or withholding for on account of any tax, unless such deduction or withholding tax is required by applicable laws. If the paying Party is so required to deduct or withhold, such Party shall (a) promptly notify the other Party of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to the other Party an official receipt (or certified copy), or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

(d) Taxes Resulting From Servier Action. If, as a result of any action taken by Servier (or Servier’s Affiliates or successors), including an assignment or transfer of all or a portion of this Agreement as permitted under Section 15.2, or any failure to act by Servier (or Servier’s Affiliates or successors) (such action or failure to act, a “Servier Withholding Tax Action”), the amount of any tax that Servier is required to deduct or withhold from a payment made by Servier to Miragen under this Agreement is increased, then the sum payable by Servier to Miragen shall be increased to the extent necessary to ensure that Miragen receives a sum equal to the sum that Miragen would have received had no such Servier Withholding Tax Action occurred.

9.9 Records and Audit Rights. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of research and Development Plan Costs to be reimbursed or shared, achievement of sales milestones, royalty payments and other amounts payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [*] years from the creation of individual records for examination at the auditing Party’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [*] days after the accountant’s report, plus interest (as set forth in Section 9.7) from the original due date (unless challenged in good faith by the audited Party in which case any dispute with respect thereto shall be resolved in accordance with Section 15.7). The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which underpayment or overpayment was more than [*] of the amount set forth in such report, in which case the audited Party shall reimburse the auditing Party for the costs for such audit.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10

INTELLECTUAL PROPERTY RIGHTS

10.1 Ownership of Inventions; Disclosure. Ownership of all Inventions shall be assigned based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws, except that the Parties shall jointly own any and all Inventions first developed pursuant to the Research Plan whether such Inventions are made solely by a Party or jointly by the Parties. All jointly owned Inventions shall be referred to as “Joint IP” and each Party shall own an undivided half interest in the Joint IP, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint IP (subject to the licenses granted to the other Party under this Agreement and to the restriction set forth in Section 2.5). Know-How included in Joint IP shall be referred to as “Joint Know-How” and Patent Rights included in Joint IP shall be referred to as “Joint Patents”. Promptly after making an Invention, the inventing Party shall provide the other Party with a complete written disclosure of such Invention.

10.2 Patent Prosecution.

(a) Miragen Sole Patents.

(i) As between the Parties, Miragen shall be responsible for filing, prosecuting and maintaining the Miragen Patents that are not Joint Patents (“Miragen Sole Patents”). Servier shall be responsible for, and shall reimburse Miragen for, the reasonable costs and expenses of filing, prosecuting and maintaining the Miragen Sole Patents in the Territory. Miragen shall be responsible for the costs and expenses of filing, prosecuting and maintaining Miragen Sole Patents outside the Territory. Miragen shall consult with Servier and keep Servier reasonably informed of the status of the Miragen Sole Patents in the Territory and shall promptly provide Servier with material correspondences received from any patent authorities in connection therewith. In addition, Miragen shall promptly provide Servier with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Miragen Sole Patents in the Territory for Servier’s review and comment prior to the submission of such proposed filings and correspondences. Miragen shall confer with Servier and take into consideration Servier’s comments prior to submitting such filings and correspondences, provided that Servier shall provide such comments within one (1) month of receiving the draft filings and correspondences from Miragen. If Servier does not provide comments within such period of time, then Servier shall be deemed to have no comment to such proposed filings or correspondences. In case of disagreement between the Parties with respect to the filing, prosecution and maintenance of such Miragen Sole Patents, the final decision shall be made by Miragen. For the purpose of this Article 10, “prosecution” shall include any post-grant proceeding including patent interference proceeding, opposition proceeding and reexamination.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) Miragen shall notify Servier of any decision to cease prosecution and/or maintenance of any Miragen Sole Patents in the Territory. Miragen shall provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Miragen Sole Patent. In such event, Miragen shall permit Servier, at its discretion and expense, to continue prosecution or maintenance of such Miragen Sole Patent and the licenses granted to Servier under this Agreement with respect to such Miragen Sole Patent shall be royalty free. Servier’s prosecution or maintenance of such Miragen Sole Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Miragen Sole Patent other than those expressly set forth in this Section 10.2(a)(ii).

(iii) Servier shall notify Miragen of any decision not to continue to pay the expenses of prosecution and/or maintenance of any Miragen Sole Patents in the Territory. Servier shall provide such notice at least sixty (60) days prior to any payment due date, in connection with such Miragen Sole Patent. In such event, the licenses granted to Servier under this Agreement with respect to such Miragen Sole Patent shall be terminated.

(b) Joint Patents

(i) Each Party shall be responsible for filing, prosecuting and maintaining any Joint Patents in its territory at its own cost and expense. Each Party shall fully cooperate with the other Party in connection with the filing, prosecution and maintenance of such Joint Patents in such other Party’s territory. The responsible Party in a particular territory shall consult with the other Party, shall keep the other Party reasonably informed of the status of such Joint Patents, and shall promptly provide the other Party with drafts of all proposed material filings and correspondences with the patent authorities with respect to such Joint Patents for such other Party’s review and comment prior to the submission of such proposed filings and correspondences. The responsible Party shall confer with the other Party and take into consideration such other Party’s comments prior to submitting such filings and correspondences, provided that such other Party shall provide such comments within one (1) month of receiving the draft filings and correspondences from the responsible Party. If such other Party does not provide comments within such period of time, then such other Party shall be deemed to have no comment to such proposed filings or correspondences. In case of disagreement between the Parties with respect to the filing, prosecution and maintenance of such Joint Patents, the final decision shall be made by the responsible Party. Notwithstanding the foregoing, the Parties shall confer and reach an agreement prior to the filing of a priority patent application for any Joint IP whether such filing is in the Territory or outside the Territory.

(ii) The responsible Party shall notify the other Party of any decision to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Joint Patents. The responsible Party shall provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Joint Patent. In such event, at such other Party’s request, the responsible Party shall assign to such other Party, free of charge, all its rights in such Joint Patent worldwide and such Joint Patent shall thereafter fall out of the scope of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii) In the event that this Agreement terminates and Miragen obtains a exclusive license under the Joint IP pursuant to Section 12.3(b)(ii), then Miragen shall have the right, but not the obligation, to elect to prosecute and maintain the Joint Patents that are exclusively licensed to Miragen throughout the world at Miragen’s cost and expense. To the extent that any such Joint Patent includes both claims that are exclusively licensed to Miragen and other claims, Miragen shall use Commercially Reasonable Efforts to file divisional applications for such Joint Patent to separate these claims to allow Sections 10.2(b)(i) and 10(2)(b)(ii) to continue to apply to the claims that are not exclusively licensed to Miragen.

(c) Servier Sole Patents.

(i) As between the Parties, Servier shall be responsible for filing, prosecuting and maintaining the Servier Patents that are not Joint Patents (“Servier Sole Patents”) Miragen shall be responsible for, and shall reimburse Servier for, the reasonable costs and expenses of filing, prosecuting and maintaining the Servier Sole Patents outside the Territory. Servier shall be responsible for the costs and expenses of filing, prosecuting and maintaining Servier Sole Patents in the Territory. Servier shall consult with Miragen and keep Miragen reasonably informed of the status of all Servier Sole Patents outside the Territory and shall promptly provide Miragen with material correspondences received from patent authorities. In addition, Servier shall promptly provide Miragen with drafts of all proposed material filings and correspondences to the patent authorities with respect to the Servier Sole Patents for Miragen’s review and comment prior to the submission of such proposed filings and correspondences. Servier shall confer with Miragen and take into consideration Miragen’s comments prior to submitting such filings and correspondences, provided that Miragen shall provide such comments within one (1) month of receiving the draft filings and correspondences from Servier. If Miragen does not provide comments within such period of time, then Miragen shall be deemed to have no comment to such proposed filings or correspondences. In case of disagreement between the Parties with respect to the filing, prosecution and maintenance of any Servier Sole Patent, the final decision shall be made by Servier.

(ii) Servier shall notify Miragen of any decision to cease prosecution and/or maintenance of prosecution and/or maintenance of, any Servier Sole Patents outside the Territory. Servier shall provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Servier Sole Patent. In such event, Servier shall permit Miragen, at its discretion and expense, to continue prosecution or maintenance of such Servier Sole Patent. Miragen’s prosecution or maintenance of such Servier Sole Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Servier Sole Patent other than as expressly set forth in this Section 10.2(c)(ii).

(iii) Miragen shall notify Servier of any decision not to continue to pay the expenses of prosecution and/or maintenance of any Servier Sole Patents outside the Territory. Miragen shall provide such notice at least sixty (60) days prior to any payment due date, in connection with such Servier Sole Patent. In such event, the licenses granted to Miragen under this Agreement with respect to such Servier Sole Patent shall be terminated.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.3 Patent Enforcement.

(a) Each Party shall notify the other within fifteen (15) business days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Miragen Patents or Servier Patents, which infringement adversely affects or is expected to adversely affect any Licensed Product or any Companion Diagnostic, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Miragen Patents or Servier Patents (collectively “Product Infringement”).

(b) Servier shall have the first right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate, and Miragen shall have the right to be represented in any such action by counsel of its choice. If Servier decides not to bring such legal action, it shall so inform Miragen promptly and Miragen shall have the right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate after consultation with Servier, unless Servier reasonably objects to such action for likely having a material adverse effect upon the Commercialization (including profitability) of the Licensed Product in the Territory.

(c) Miragen shall have the exclusive right to bring and control any legal action in connection with such Product Infringement outside the Territory at its own expense as it reasonably determines appropriate. Miragen shall have the exclusive right to enforce the Miragen Patents (other than Joint Patents) for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. Servier shall have the exclusive right to enforce the Servier Patents (other than Joint Patents) for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. Each Party shall have the first right in its territory to enforce the Joint Patents for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate; if such Party decides not to bring such legal action, it shall so inform the other Party promptly and the other Party shall have the right to bring and control any legal action in connection with such infringement at its own expense as it reasonably determines appropriate after consultation with the Party having the first right to enforce, unless the Party having the first right to enforce reasonably objects to such action for likely having a material adverse effect upon its activities in its territory.

(d) At the request of the Party bringing the action, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

(e) In connection with any such proceeding, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in, the Miragen Patents or Servier Patents without the prior written consent of the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(f) Any recoveries resulting from enforcement action relating to a claim of Product Infringement in the Territory shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be [*]. Any recoveries resulting from enforcement action relating to a claim of Product Infringement outside the Territory shall be retained by Miragen.

10.4 Trademarks. Servier shall have the right to brand the Licensed Products using Servier related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Products, which may vary by country or within a country (“Product Marks”). Servier shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the countries and regions in the Territory that it determines reasonably necessary, at Servier’s cost and expense.

10.5 Patent Extensions

(a) The Parties shall cooperate in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Miragen Patents and/or Servier Patents in any country and/or region where applicable.

(b) [*] shall determine which Miragen Patent it shall apply to extend in the Territory, and Servier shall file for such extension at Servier’s cost and expense. At Servier’s reasonable request, Miragen shall provide all reasonable assistance to Servier in connection with such filing.

ARTICLE 11

CONFIDENTIALITY; PUBLICATION

11.1 Duty of Confidence. Subject to the other provisions of this Article 11:

(a) all Confidential Information disclosed by a Party (the “Disclosing Party”) or its Affiliates under this Agreement shall be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”) and its Affiliates, in the same manner and with the same protection as such Receiving Party maintains its own confidential information; for clarity, the Miragen Know-How and Servier Know-How shall be deemed the Confidential Information of both Parties, with each Party having the obligations of the Receiving Party set forth in this Article 11 (but not having the right to be exempted from such obligations on account of Section 11.2(a));

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement;

(c) the Receiving Party may disclose Confidential Information of the other Party to: (i) its Affiliates and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) the confidentiality and non-use obligations set forth herein shall remain in force during the Term and for a period of [*] years thereafter, except that Servier’s confidentiality and non-use obligations (i) with respect to any Miragen Confidential Information that is Confidential Information of Santaris (as defined in the Santaris Agreement) shall remain in force indefinitely, except to the extent that such Information was disclosed by Santaris pursuant to the Confidentiality Agreement among Santaris, Miragen and Servier, dated June 27, 2011 (the “Three-Way CDA”) and Servier’s confidentiality obligations pursuant to the Three-Way CDA have expired, and (ii) with respect to any Miragen Confidential Information that is Confidential Information of University of North Carolina at Chapel Hill or University of Texas System (as defined in the UNC Agreement or UT Southwestern Agreements, as applicable) shall remain in force during the term of the UNC Agreement or UT Southwestern Agreements, as applicable, and for a period of [*] years thereafter.

11.2 Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 11.1 and 11.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a) such disclosure: (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this Agreement; (ii) is reasonably necessary in connection with regulatory filings for Licensed Products; (iii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or (iv) is made to any Third Party bound by written obligation of confidentiality and non-use similar to those set forth under this Article 11, to the extent otherwise necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the such Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; provided, however, that the term of confidentiality for such directors, attorneys, independent accountants and financial advisors shall be no less than [*] years from disclosure; or (ii) to any bona fide actual or potential investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating an actual or potential investment, acquisition or collaboration; provided that (A) in each such case on the condition that such actual or potential partners are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement, provided, however, that the term of confidentiality for such partners shall be no less than [*] years from disclosure and (B) Miragen shall provide Servier with a list of bona fide potential partners before making the first such confidential disclosure to such potential partners and Servier shall have the right to select from such list one (1) potential partner to which Miragen cannot make such disclosure;

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

11.4 Scientific Publication. Publication strategy shall be managed by the JRDC, which shall have the right to review and approve any scientific publication, considering Servier’s and Miragen’s interest in publishing the results of the research and Development work in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, the need to protect Confidential Information and the Parties’ mutual interest in obtaining valid patent protection, protecting reasonable business interests and trade secret information, and having an integrated approach to developing one or more Licensed Products for one or more indications. Consequently, except for disclosures permitted pursuant to Sections 11.2 and 11.3, each Party and their Affiliates, employee(s) and consultant(s) shall deliver to the JRDC for review and comment a copy of any proposed publication or presentation

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

that pertains to any Licensed Oligo or Licensed Product, pursuant to a procedure to be established by the JRDC. The JRDC shall have the right to require modifications of the publication or presentation: (a) to protect each Parties’ respective Confidential Information; (b) for trade secret reasons or business reasons; and/or (c) to delay such submission for an additional [*] days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed submission. In case of disagreement at the JRDC level, the Party receiving the proposal of publication or presentation shall have the final say.

11.5 Publicity; Use of Names. Servier and Miragen have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit E, to be issued by the Parties promptly after the mutual execution of the Agreement. Subject to Section 11.3 above, no other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in this Section 11.5 or as may be required by applicable Law, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 11.5 or with the prior express written permission of the other Party, except as may be required by applicable Law.

(a) A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the Securities Exchange Commission (or equivalent foreign agency) to the extent required by applicable Law after complying with the procedure set forth in this Section 11.5(a). In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Law. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the Securities Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

(b) Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the Government Authorities) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within ten (10) days of such Party’s providing the copy, that the public disclosure of previously undisclosed information shall materially adversely affect the Development and/or Commercialization of a Licensed Oligo or Licensed Product being Developed or Commercialized under this Agreement, the Party seeking disclosure shall remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Other than the press release set forth in Exhibit E, the Parties agree that any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Miragen shall have the right to disclose publicly (including on its website): (i) the fact that it has entered into this Agreement; (ii) the commencement and key results of each clinical trials conducted by the Parties under this Agreement; (iii) the receipt of any milestone payments under this Agreement; (iv) Regulatory Approval of any Licensed Product; (v) the First Commercial Sale of any Licensed Product; and (vi) royalties received from Servier (without disclosing the royalty rate or Net Sales reported by Servier). For each such disclosure, unless Miragen otherwise has the right to make such disclosure under this Article 11, Miragen shall provide Servier with a draft of such disclosure at least five (5) business days prior to its intended release for Servier’s review and comment, and shall consider Servier’s comments in good faith. If Miragen does not receive comments from Servier within five (5) business days, Miragen shall have the right to make such disclosure without further delay.

(d) The Parties agree that after a disclosure pursuant to Section 11.5(b), a press release (including the initial press release) or other public announcement pursuant to Section 11.5(c) has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information (without alteration and in its entirety) without having to obtain the other Party’s prior consent and approval.

(e) Each Party agrees that the other Party shall have the right to use such first Party’s name and logo in presentations, the company’s website, collateral materials and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 11.5.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Licensed Product-by-Licensed Product basis, until the expiration of the royalty obligations of Servier with respect to the applicable Licensed Product, unless earlier terminated as set forth in Section 12.2 below (the “Term”).

12.2 Termination.

(a) Termination by Servier for Convenience. At any time, Servier may terminate this Agreement either in its entirety or on a Target-by-Target and/or country-by-country basis by providing written notice of termination to Miragen, which notice includes an effective date of termination at least [*] days after the date of the notice; provided that, if this Agreement has been terminated for all Major Market Countries (including all prior terminations of this Agreement in any Major Market Country pursuant to this Section 12.2), then this Agreement shall be deemed to have been terminated with respect to all countries across the Territory on a Target-by-Target basis.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) Termination by Servier for Safety or Public Health Reasons. Notwithstanding Section 12.2(a), if Servier reasonably determines that a safety or public health issue has arisen which is demonstrated by clinically relevant events which are documented and which relate to at least two Licensed Products directed to a particular Target, it shall immediately notify Miragen, and it shall be permitted to terminate the Agreement with respect to such Target by providing written notice of termination to Miragen, which termination may be with respect to the Territory in its entirety, the EU or, with respect to countries outside the EU only, on a country-by-country basis, and which termination shall be effective (i) with respect to Target-related activities in the Research Plan, [*] days after Miragen’s receipt of the termination notice, and (ii) with respect to other Target-related activities under the Development Plan or with respect to Unsponsored Work being conducted by or on behalf of Servier, [*] days after Miragen’s receipt of the termination notice. Promptly after Miragen’s receipt of Servier’s notice pursuant to this Section 12.2(b), the JEC shall hold a special meeting to discuss the clinically relevant events that are basis for Servier’s termination pursuant to this Section 12.2(b).

(c) Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party which notice shall clearly mention the remedies that the non-breaching Party intends to apply should the breach remain uncured. The allegedly breaching Party shall have [*] days from such notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure such breach, or fails to dispute any of the matters described in the next sentence, within such [*]-day period, then (i) if the Party originally delivering notice is Servier, then Servier may either (1) terminate this Agreement, in its entirety or on a Target-by-Target or country-by-country basis (with the EU being considered as a single country) provided however that if Servier opts for a termination on a Target-by-Target or country-by-country basis such termination shall only be possible for the country/ies and/or the Target(s) to which such breach relates, effective on written notice of termination to Miragen or (2) proceed under Section 12.6 on written notice to Miragen specifying Servier’s intent to proceed under Section 12.6 or (ii) if the Party originally delivering notice is Miragen and either (A) Servier’s uncured material breach [*], or (B) Servier’s uncured material breach [*], or (C) [*], then Miragen may terminate this Agreement, in its entirety or on a Target-by-Target or country-by-country basis (with the EU being considered as a single country) provided however that if Miragen opts for a termination on a Target-by-Target or country-by-country basis such termination shall only be possible for the country/ies and/or the Target(s) to which such breach relates, effective on written notice of termination to Servier. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach or, if Servier is the allegedly breaching party of a material breach [*], disputes whether [*] and [*], and provides written notice of that dispute to the other Party within the applicable period set forth above, the matter shall be addressed under the dispute resolution provisions in Section 15.7, and the notifying Party may not terminate this Agreement until it has been determined under Section 15.7 that (i) the allegedly breaching Party is in material breach of this Agreement and (ii) if

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Servier is the breaching party of a material breach [*], that [*] and [*], and such breaching Party further fails to cure such breach within [*] days after the conclusion of that dispute resolution procedure (if such dispute was concerning the existence of such material breach), and such termination shall then be effective upon written notification from the notifying Party to the breaching Party. For Servier’s uncured material breach [*], if the arbitrator under Section 15.7 decides that [*] and [*] under this Agreement by reason of [*] by reason of the [*] but [*], then Servier may elect, within thirty (30) days after the arbitrator’s decision, to [*] (with respect to [*]) and [*], in which case [*]. In deciding whether [*], the arbitrator shall consider [*], including whether [*], whether [*], whether [*], whether [*] or [*], whether [*]. Notwithstanding the above, except the dispute mechanism, if [*] is in breach of its obligation to [*] or [*], then [*] terminate the Agreement [*]; provided however that for [*], [*] terminate this Agreement [*] as set forth in Section [*] and either [*] or [*] as set forth above in the dispute mechanism and [*] on account of such breach. For the sake of clarity, [*] shall have the right to terminate this Agreement, on account of [*] breach of its obligation to [*] if [*].

(d) Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Miragen may terminate this Agreement in its entirety if Servier or its Affiliates or sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Miragen Patents, and Servier may terminate this Agreement in its entirety if Miragen or its Affiliates or sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Servier Patents.

12.3 Effect of Termination.

(a) Upon the earlier termination of this Agreement for any reason, all licenses and other rights granted to Servier under the Miragen Therapeutic IP and Miragen Companion Diagnostic IP shall terminate, provided that such termination shall be limited to the terminated Target in the terminated countries in the event that this Agreement is terminated only for a particular Target in particular countries and, unless otherwise provided in this Section 12.3, all licenses and other rights granted to Miragen under the Servier Therapeutic IP and Servier Companion Diagnostic IP shall terminate, provided that such termination shall be limited to the terminated Target and shall only apply in the event that this Agreement is terminated for such Target in all countries across the Territory.

(b) The following consequences shall apply, at Miragen’s written request, only in the event of termination by Servier pursuant to Section 12.2(a) or 12.2(b) or by Miragen pursuant to Section 12.2(c)(ii) or 12.2(d), provided, however, in the event of termination only for a particular Target in particular countries, such consequences shall be limited to Licensed Oligos and Licensed Products for the terminated Target in the terminated countries and Companion Diagnostics for use in connection with the Licensed Products for the terminated Target in the terminated countries, as applicable:

(i) Miragen Licenses. All licenses and other rights granted to Miragen under the Servier Therapeutic IP and Servier Companion Diagnostic IP shall survive.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In addition, Servier hereby grants to Miragen, effective only upon such termination, an exclusive, royalty bearing, sublicenseable (through multiple tiers) license under the Servier Therapeutic IP to Develop, make, have made, use, import, offer for sale and sell Licensed Oligos and Licensed Products for the terminated Targets in the terminated countries and (ii) an exclusive, fully paid (except if payments are to be made by Servier to a Third Party, in which case against reimbursement of corresponding amounts), sublicenseable (through multiple tiers) license under the Servier Companion Diagnostic IP to develop, make, have made, use, import, offer for sale and sell Companion Diagnostics for use in connection with the Licensed Product for the terminated Targets in the terminated countries.

(ii) Joint IP. Servier hereby grants to Miragen, effective upon termination of this Agreement, a royalty bearing, exclusive, sublicenseable (through multiple tiers), license under Servier’s interest in the Joint IP to Develop, make, have made, use, import, offer for sale and sell Licensed Oligos and Licensed Products for the terminated Targets in the terminated countries and Companion Diagnostics for use in connection with the Licensed Product for the terminated Targets in the terminated countries.

(iii) Regulatory Materials; Data. Servier shall transfer and assign to Miragen, at no cost to Miragen other than as specified in Section 12.3(b)(iv), all Regulatory Materials and Regulatory Approvals of the Licensed Products, data from non-clinical and clinical studies conducted by or on behalf of Servier, its Affiliates or sublicensees on the Licensed Products and all pharmacovigilance data (including all adverse event database) on the Licensed Products, and all regulatory materials and regulatory approvals of the Companion Diagnostics and data generated by or on behalf of Servier, its Affiliates or sublicensee in the development of the Companion Diagnostics, in each case for the terminated Targets in the terminated countries.

(iv) Transition Assistance.

(1) if this Agreement is terminated with respect to all Targets in all countries in the Territory, Servier shall promptly return to Miragen, all Know-How, data, materials and other Confidential Information transferred by Miragen to Servier under this Agreement.

(2) if at the time of such termination, Servier is supplying the Licensed Oligos or Licensed Products for the terminated Target to Miragen or for Servier’s own use in the terminated countries, Servier shall assist Miragen in establishing an alternative supplier for such Licensed Oligos and Licensed Products and shall supply such Licensed Oligos and Licensed Products to Miragen, at the same financial conditions under which Servier was supplying Miragen prior to termination or at Servier’s cost [*] if Servier was supplying itself prior to termination, until Miragen has established an alternative supplier, provided such obligation shall under no circumstances lead to Servier having to supply Miragen with Licensed Products or Licensed Oligos (i) for use in human in the US or (ii) if termination was for reasons of safety.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(3) upon Miragen’s request, Servier shall, at Servier’s choice, assign or sublicense to Miragen any license agreements (where Servier or its Affiliates is the licensor or where Servier or its Affiliates is granted a license to intellectual property that is not Servier Therapeutic IP) with respect to the Licensed Products in the Field in the Territory and any agreements or arrangement with Third Party vendors that are specific or necessary to the development, manufacture and commercialization of the Licensed Products in the Field in the Territory, provided that (i) such provision shall only apply in respect of terminated countries and terminated Targets, (ii) Miragen shall reimburse to Servier all reasonable costs borne by Servier to satisfy such obligation, which costs shall be subject to Miragen’s prior review and approval (not to be unreasonably withheld) and (iii) Servier is entitled to do so without breaching any obligation it may have with a Third Party.

(4) Servier shall, at Miragen’s request, provide reasonable technical assistance and transfer all Servier Know-How relating to the Licensed Oligos or Licensed Products for the terminated Target to Miragen or its designee;

(5) if at the time of such termination, Servier is conducting any clinical trials for the Licensed Product for the terminated Target in the terminated countries, then, at Miragen’s election on a trial-by-trial basis: (A) Servier shall fully cooperate with Miragen to transfer the conduct of all such clinical trials to Miragen and Miragen shall assume any and all liability and costs for such clinical trials after the effective date of such termination, provided that in the event this Agreement is terminated by Miragen under Section 12.2(c)(ii) or 12.2(d), Servier shall continue to bear all costs and expenses incurred in connection with such clinical trial until the earlier of the completion of such trial or [*] after the effective date of such termination; or (B) Servier shall, at its expense, orderly wind down the conduct of any such clinical trial which is not assumed by Miragen under clause (A). In each case, if Servier is the contracting party for any Third Party agreement relating to such clinical trials, Servier shall reimburse Miragen for any non-cancellable and non-refundable out-of-pocket costs Miragen may incur under such Third Party agreement in connection with the conduct or wind down of all such clinical trials if such costs were incurred prior to the effective date of such termination; and

(6) if this Agreement is terminated by Servier under Section 12.2(b) or by Miragen under Section 12.2(c)(ii), Servier shall be responsible for any non-cancelable and non-refundable out-of-pocket costs already committed by Miragen pursuant to the Research Plan or the Development Plan. Miragen shall do its reasonable efforts to limit as much as possible its commitments in terms of non-cancelable and non-refundable out-of-pocket costs while entering into agreements with Third Parties.

(v) Financial conditions and liability. In consideration of 12.3(b)(i) – (iv) above, Miragen shall:

(1) reimburse to Servier on a quarterly basis (with first payment only payable [*] months after the effective date of termination) all post-termination costs borne by Servier in relation to the transfer to Miragen of Regulatory Materials, Regulatory Approvals, non-clinical and clinical data and to the transition assistance (except the costs that Servier is responsible for under Sections 12.3(b)(iv)(5) and (6)).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2) except in the events described in Section 12.3(b)(v)(3) below, in the event that this Agreement is terminated for one or several particular Target(s), or in its entirety, in all countries across the Territory and the data provided by Servier were used or are being used in the filing of MAA in the U.S. or in the EU for a Licensed Product for such terminated Target(s), reimburse to Servier for [*] of the Development Costs (to the extent not already reimbursed prior to the effective date of termination) incurred by Servier in the Development activities that generated the data used in such MAA filing. For clarity, Miragen shall only be required to make the payments set forth in either this Section 12.3(b)(v)(2) or Section 12.3(b)(v)(3) below, but not both.

(3) in the event that this Agreement is terminated by Miragen for one or several particular Target(s), in some countries across the Territory including the EU (for material breach by Servier of its commercial diligence commitment) and the data provided by Servier were used or are being used in the filing of MAA in the U.S. and/or in the EU for a Licensed Product for such terminated Target(s), reimburse to Servier (i) for [*] of the Development Costs if the data were used or are being used for the U.S. only or the EU only (but not both) or (ii) for [*] of the Development Costs if the data were used or are being used for both the U.S. and the EU. For the purpose of this Section 12.3(b)(v)(3) the Development Costs shall be those incurred by Servier in the Development activities that generated the data used in such MAA filing and shall be reimbursed by Miragen to the extent not already reimbursed prior to the effective date of termination.

(4) if Miragen uses the data provided by Servier in the filing of MAA in the one or more terminated countries outside the EU in the Territory for a Licensed Product, or uses an MAA obtained by Servier prior to termination in such terminated countries outside the EU in the Territory, make the following quarterly non-refundable, non-creditable royalty payments to Servier on the Net Sales (whose definition applies to Miragen mutatis mutandis) of Licensed Product for the terminated Target in such terminated countries outside the EU in the Territory on a Licensed Product-by-Licensed Product basis:

•	[*] if such Licensed Product was [*] at the effective date of termination;

•	[*] if such Licensed Product was [*] at the effective date of termination; or

•	[*] if such Licensed Product was [*] at the effective date of termination.

The abovementioned royalty payment obligation shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the later of (A) the expiration of the last-to-expire Valid Claim included in the Servier Patents [*] in such country claiming the Licensed Product, its manufacture, or its use for which it is being sold or used in such country; or (B) the tenth (10th) anniversary of the First Commercial Sale (whether by Servier or Miragen or their respective Affiliates or sublicensees) of such Licensed Product in such country. If the combined royalty payments to Servier and Third Parties (including Upstream Licensors) on any Licensed Product make it not commercially reasonable to commercialize such Licensed Product, Servier and Miragen shall negotiate in good faith a reasonable reduction in the royalty rates set forth above in this section.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(5) provided that Servier complies with the procedures set forth in Section 14.3, hold Servier and its Affiliates fully indemnified and harmless from and against any Claims (including but not limited to any product liability claim) against them to the extent (A) arising or resulting from the development and commercialization of the Licensed Products for the terminated Target in the terminated countries by Miragen or any of its Affiliates, licensees, sublicensees or subcontractors after the effective date of termination and (B) not arising from Servier’s or its Affiliate’s breach of any covenant, representation or warranty in this Agreement or the gross negligence or willful misconduct of Servier or its Affiliates.

12.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 11, 14, and 15, and Sections 2.5 (the fourth sentence only), 6.8, 9.7, 9.9, 10.1, 10.2(b), 12.3, 12.4, and 12.5 shall survive the expiration or termination of this Agreement.

12.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

12.6 Alternative Remedy for Miragen’s Uncured Material Breach. If Servier has the right to proceed under this Section 12.6 and notifies Miragen pursuant to Section 12.2(c)(i)(2) that it is exercising such right, then this Agreement shall stay in full force and effect with the following modifications. Commencing upon Servier’s initiation of an arbitration pursuant to Section 15.7 to obtain damages on account of Miragen’s uncured material breach that led to the invocation of this Section 12.6 and continuing until the issuance of a decision in such arbitration (provided that Servier’s diligently pursues the issuance of a decision in such arbitration), Servier may [*]. Upon the issuance of a decision in such arbitration, if [*], then Miragen shall [*], and if [*] or [*] is [*], then Servier shall [*]. [*] obligations to [*] specified in Sections [*] shall [*] unless otherwise decided by the arbitrator(s).

ARTICLE 13

REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Execution Date and as of the Effective Date that:

(a) it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2 Representations and Warranties by Miragen. Miragen represents and warrants to Servier that, except as set forth in Exhibit G:

(a) to Miragen’s and its Affiliates’ knowledge as of the Effective Date, the Miragen Patents are all of the Patents Controlled by Miragen or its Affiliates as of the Effective Date which are reasonably necessary for the development, manufacture, use, importation and/or sale of Licensed Oligos and/or Licensed Products in the Field, in each case to the extent that the Licensed Oligos and Licensed Products pertain to the microRNA 15/195 or microRNA 208/400 target families;

(b) as of the Effective Date, neither it nor any of its Affiliates or, to Miragen’s and its Affiliates’ knowledge, Upstream Licensors has previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Miragen Therapeutic IP or Miragen Companion Diagnostic IP in a manner that is inconsistent with the licenses and rights granted to Servier under Section 2.1;

(c) it has the right to grant the license and rights granted herein to Servier and it has not granted any license, right or interest in, to or under the Miragen Therapeutic IP or Miragen Companion Diagnostic IP to any Third Party or Affiliate that is inconsistent with the licenses and rights granted to Servier under Section 2.1;

(d) as of the Effective Date, neither it nor any of its Affiliates or, to Miragen’s and its Affiliates’ knowledge, Upstream Licensors has received any written notice from any Third Party asserting or alleging that the creation of or the use of the Miragen Therapeutic IP or Miragen Companion Diagnostic IP infringed or misappropriated the intellectual property rights of such Third Party;

(e) to Miragen’s and its Affiliates’ knowledge as of the Effective Date, the conduct of the activities specified in the Research Plan attached hereto as Exhibit C and the sample Development Plan attached hereto as Exhibit D will not infringe any intellectual property rights owned or possessed by any Third Party as of the Effective Date;

(f) as of the Effective Date, there are no judgments or settlements against or owed by Miragen, its Affiliates or, to Miragen’s and its Affiliates’ knowledge as of the Effective Date, Upstream Licensors, relating to Miragen Therapeutic IP or Miragen Companion Diagnostic IP, and to Miragen’s and its Affiliates’ knowledge, there are no, as of the Effective Date, pending or threatened claims or litigation, relating to Miragen Therapeutic IP or Miragen Companion Diagnostic IP.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.3 Miragen Covenants.

(a) Miragen shall maintain all Upstream License Agreements in force and effect, subject to amendment permitted pursuant to Section 13.3(c), until and for so long as the intellectual property rights licensed to Miragen under such Upstream License Agreements are necessary for the conduct of the activities contemplated under this Agreement (including the Development, manufacturing and Commercialization of the Licensed Products) without infringing or misappropriating the intellectual property rights of the Upstream Licensors. In the event that any Upstream License Agreement is terminated by Upstream Licensor due to Miragen’s uncured material breach, bankruptcy or challenge of the licensed patents and such termination did not arise directly or indirectly from any acts or omission of Servier, and Servier obtains from the applicable Upstream Licensor a direct license as a substitute for Servier’s sublicense from Miragen under such Upstream License Agreement, Servier shall have the right to deduct, from payments due to Miragen hereunder, the amount paid by Servier under the direct license to such Upstream Licensor.

(b) Miragen shall prosecute and maintain, and shall procure that its Affiliates and Upstream Licensors, as the case may be, shall prosecute and maintain, the Miragen Sole Patents in the Territory until either they are held invalid or unenforceable or Miragen notifies Servier of Miragen’ decision to cease prosecution and/or maintenance of any Miragen Sole Patents in the Territory and offer Servier the opportunity to continue prosecution and maintenance of such Miragen Sole Patent in accordance with Section 10.2(a)(ii).

(c) Miragen shall not amend any Upstream License Agreement without Servier’s prior written consent except to the extent such amendment does not materially affect Servier’s Development, manufacture and Commercialization of the Licensed Products and does not create new obligations for Servier. Miragen shall provide Servier with a copy of any proposed amendment to any Upstream License Agreement for review and comment prior to entering into such amendment.

(d) Prior to the Completion Date, Miragen shall not, without Servier’s prior written consent, [*], unless [*] pursuant to the Research Plan or Development Plan for research or Development activities [*] and in such case subject to Section [*].

(e) Prior to the Completion Date, Miragen shall not, without Servier’s prior written consent (not to be unreasonably withheld or delayed), [*].

(f) [*]

13.4 Representations and Warranties by Servier. Servier represents and warrants to Miragen that:

(a) to Servier’s and its Affiliates’ knowledge as of the Effective Date, it does not Control any patent which are reasonably necessary or useful for the development, manufacture, use, importation and/or sale of Licensed Oligos and/or Licensed Products in the Field, in each case to the extent that the Licensed Oligos and Licensed Products pertain to the microRNA 15/195 or microRNA 208/499 target families;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) to Servier’s and its Affiliates’ knowledge as of the Effective Date, the conduct of the activities specified in the Research Plan attached hereto as Exhibit C and the sample Development Plan attached hereto as Exhibit D will not infringe any intellectual property rights owned or possessed by any Third Party as of the Effective Date; and

(c) to Servier’s and its Affiliates’ knowledge as of the Effective Date, it has the right to transfer the Servier Samples to Miragen for use in evaluation and analysis pursuant to the Research Plan, and such transfer and use of Servier Samples do not violate any applicable Laws or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

13.5 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF SERVIER OR MIRAGEN; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

ARTICLE 14

INDEMNIFICATION; LIABILITY

14.1 Indemnification by Miragen. Miragen shall indemnify and hold Servier, its Affiliates and their respective officers, directors, agents and employees (“Servier Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) the Development of the Licensed Oligos, the Companion Diagnostics and/or Licensed Products by Miragen or any of its Affiliates, licensees, sublicensees or subcontractors, in each case outside the Development Plan; or

(b) the Commercialization of the Licensed Oligos, the Companion Diagnostic and/or Licensed Products by Miragen or any of its Affiliates, licensees, sublicensees or subcontractors; or

(c) the gross negligence or willful misconduct of any of the Miragen Indemnitees; or

(d) the breach of any of the warranties, covenants, or representations made by Miragen to Servier under this Agreement; or

(e) the breach by Miragen of its material obligations pursuant to this Agreement;

except in each case, to the extent such Claims result from the material breach by any Servier Indemnitee of any covenant, representation, warranty or other agreement made by Servier in this Agreement or the gross negligence or willful misconduct of any Servier Indemnitee. For clarity, Miragen’s indemnification obligations pursuant to this Section 14.1 will include Claims brought by Santaris against Servier on account of Servier’s indemnification

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

obligation to Santaris arising from Servier’s receipt of a sublicense under the Santaris Agreement, to the extent that such Claims arise or result from anything described in subsections (a) through (e) above and subject to the limitations set forth in this Section 14.1 with respect thereto.

14.2 Indemnification by Servier. Servier shall indemnify and hold Miragen, its Affiliates, and their respective officers, directors, agents and employees (“Miragen Indemnitees”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a) the Development of the Licensed Oligos, the Companion Diagnostic and/or Licensed Products by Servier or any of its Affiliates, sublicensees or subcontractors, in each case outside the Development Plan; or

(b) the Commercialization of the Licensed Oligos, the Companion Diagnostic and/or Licensed Products by Servier or any of its Affiliates, sublicensees or subcontractors; or

(c) the gross negligence or willful misconduct of any of the Servier Indemnitees; or

(d) the breach of any of the warranties, covenants, or representations made by Servier to Miragen under this Agreement; or

(e) any breach by Servier of its material obligations pursuant to this Agreement;

except in each case, to the extent such Claims result from the material breach by any Miragen Indemnitee of any covenant, representation, warranty or other agreement made by Miragen in this Agreement or the gross negligence or willful misconduct of any Miragen Indemnitee.

14.3 Indemnification Procedure. If either Party is seeking indemnification under Sections 14.1 or 14.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party, which shall include the right to settle any Claim (i) without the written consent of the Indemnified Party if the settlement involves only the payment of money or (ii) with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, in other circumstances. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Parties cannot agree as to the application of Section 14.1 or 14.2 as to any Claim, pending resolution of the dispute pursuant to Section 15.7, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 14.1 or 14.2 upon resolution of the underlying Claim.

14.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 14. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

14.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (including but not limited to loss of profits and loss of revenue), INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR 14.2 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11. This limitation of liability does not apply to the extent German law does not allow such limitation.

14.6 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least thirty (30) days prior to such Party’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability.

ARTICLE 15

GENERAL PROVISIONS

15.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party or unavailability of materials related to the manufacture of Licensed Oligos or Licensed Products. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any permitted assignee shall assume, and shall confirm in writing to the other Party that it will assume, all assigned obligations of its assignor under this Agreement, provided that the assignor (i) shall not be released from its exclusivity obligations set forth in Section 2.5 and confidentiality obligations set forth in Article 11; and (ii) shall be jointly and severally liable with the permitted assignee of any breach to the assigned rights and obligations. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns. The Patent Rights and Know-How owned or in-licensed by a permitted assignee, or an entity who becomes an Affiliate of Miragen during the Term through a Change of Control, in each case as existing on the date of closing of the transaction that was the basis for such assignment or resulted in such entity becoming an Affiliate, shall be automatically excluded from the rights licensed to the other Party under this Agreement, except for the right granted to Servier under Section 2.9 in the event such Affiliate or permitted assignee is a Miragen Acquiror. Miragen shall promptly notify Servier of any Change of Control.

15.3 Subcontracting. Notwithstanding any provision to the contrary, neither Party shall be entitled to subcontract to a Third Party, or enter into any agreement with a Third Party for, the performance by such Third Party of any non-clinical work related to any Licensed Oligo or to any Target without having obtained prior approval by the JSC.

15.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Miragen:

Miragen Therapeutics, Inc.
6200 Lookout Rd., Suite 100
Boulder, CO 80301
USA
Attn:	William S. Marshall, Ph.D.
Fax:	(303) 531-5094

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attn:	Marya Postner, Ph.D.
Fax:	(650) 849-7400

If to Servier:

Institut de Recherches Servier3 rue de la République
92150 Suresnes
France
Attn:	Head of Research
Fax:	33 1 55 72 26 40

with a copy, except for invoices, to:

Les Laboratoires Servier
50 rue Carnot
92284 Suresnes cedex
Attn:	Legal Department
Fax:	33 1 55 72 56 93

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

15.6 Governing Law. This Agreement and the resolution of all disputes, controversies or claims arising out of, or relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto shall be governed by and construed in accordance with the laws of [*] without reference to any rules of conflict of laws.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.7 Dispute Resolution

(a) If the Parties are unable to resolve any dispute arising out of or in connection with the Parties’ respective rights and responsibilities under this Agreement, then either Party by written notice to the other, may have such dispute referred to their Executive Officers to resolve such a dispute by good faith negotiations. In the event the Executive Officers are not able to resolve any such dispute within thirty (30) days after receipt of written notice submitting the dispute to such Executive Officers, such dispute may be submitted by either Party to arbitration. Any such arbitration shall be governed by and finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or three arbitrators appointed in accordance with the said Rules. The arbitration proceedings shall take place in [*], in the English language.

(b) All negotiations conducted by the Parties pursuant to this Article 15.7 shall be deemed to be and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. Each Party shall bear its own attorney’s fees. The arbitrators’ fees and any administrative fees of arbitration shall be shared equally by the Parties unless otherwise decided by the arbitrators.

15.8 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the Collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, that certain Exchange of Proprietary Information and Nondisclosure Agreement between the Parties dated as of September 3, 2010, as amended (“Confidentiality Agreement”) shall be superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement. The Parties acknowledges that the MTA remains in force as of the Effective Date hereof and shall continue until its termination or expiration as set forth therein.

15.9 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.10 Independent Contractors. It is expressly agreed that Miragen and Servier shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Miragen nor Servier shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.11 Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

15.12 Cumulative Remedies. Unless otherwise provided in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.14 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to required to be taken on the next occurring business day.

15.15 Translations. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

15.16 Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Miragen Therapeutics, Inc.		Les Laboratoires Servier

By:	/s/ William S. MARSHALL	By:	/s/ Christian BAZANTAY
Name:	William S. MARSHALL	Name:	Christian BAZANTAY
Title:	President and CEO	Title:	Proxy

		By:	/s/ Jean-Philippe SETA
		Name:	Jean-Philippe SETA
		Title:	Proxy

Institut de Recherches Servier

		By:	/s/ Emmanuel CANET
		Name:	Emmanuel CANET
		Title:	President Research and Development

		By:	/s/ Bernard MARCHAND
		Name:	Bernard MARCHAND
		Title:	General Director of Research

{SIGNATURE PAGE OF THE LICENSE AND COLLABORATION AGREEMENT BY AND BETWEEN

MIRAGEN THERAPEUTICS, INC. AND LES LABORATOIRES SERVIER}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LIST OF EXHIBITS

Exhibit A:    Existing Miragen Patents

Exhibit B:    Targets

Exhibit C:    Research Plan

Exhibit D:    Development Plan

Exhibit E:    Press Release

Exhibit F:    Certain Terms of Upstream Licenses

Exhibit G:    Exceptions to Miragen’s Representations and Warranties

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A: Existing Miragen Patents

Publication No.	Application No./Filing Date	Inventors / Assignee	Title
[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Existing Miragen Patents licensed to Miragen under Santaris Agreement

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B: Targets

Each of Target shall be comprised of certain mature miRNA sequences, each identified by its name and accession number as provided in the miRBase (Sanger) at http://microrna.sanger.ac.uk/sequences/index.shtml) and described below, and each such miRNA sequence shall be deemed a “Target”:

Target	Target miRBase Name	miRBase Accession Number
miR-15/195 Target	hsa-miR-15a	MI0000069
	hsa-miR-15b	MI0000438
	hsa-miR-16-1	MI0000070
	hsa-miR-162	MI0000115
	hsa-miR-195	MI0000489

miR-208/499 Target	hsa-miR-208a	MI0000251
	hsa-miR-208b	MI0005570
	hsa-miR-499	MI0003183

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

Research Plan

The aim of the Research Collaboration is to [*].

Servier and Miragen have developed the following Research Plan outline which includes:

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

Development Plan

The proposed Development Plan for safety and non clinical pharmacokinetic studies to go to phase 1 for each Licensed Product will set forth the timeline and details of all non-clinical and clinical Development activities. As of the Effective Date, the Parties have agreed upon the following sample Development Plan for a Licensed Product that directly and selectively modulates a Target that is a member of the microRNA 208/499 target family. The following sample Development Plan only includes preclinical Development activities and will be updated by the JRDC as provided for in the Agreement.

Servier and Miragen have established the following sample Development Plan outline which includes:

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit E

Press Release

Servier contact: Communication department (33) 1 55 72 40 82 laurent.sorcelle@fr.netgrs.com	Miragen contact: Scout Investor Relations Anna Sussman 303 907 5358 anna@scoutir.com

Servier and Miragen Sign $352 Million Partnership Agreement for the Research, Development and

Commercialization of Cardiovascular MicroRNA Modulators

•	Miragen retains all U.S. and Japanese commercialization rights; Servier gains rights to all other global markets

•	Servier to fund multi-year research and development plan on various targets and all preclinical and clinical development costs through Phase II for the compounds

•	Miragen retains option to co-sponsor Phase III or opt in after completion and refund part of the cost

•	Miragen to receive regulatory and commercial milestones of approximately $352 million and double-digit royalties on product sales in markets outside the U.S. and Japan

•	Total deal value approximately $1 billion including development support and payments to Miragen

NEUILLY SUR SEINE, France, and BOULDER, Colo., October 10, 2011 – Les Laboratoires Servier, a leading European pharmaceutical company with expertise in innovative treatments for cardiovascular diseases , and Miragen Therapeutics, Inc., a preclinical-stage biopharmaceutical company focused on improving patients’ lives by developing innovative microRNA (miRNA)-based therapeutics for cardiovascular and muscle disease, announced today an agreement for advancing the research, development and commercialization of three cardiovascular targets, including two of miRagen’s lead programs (miR-208 and miR-15/195) and one additional target yet to be identified. This partnership provides worldwide rights, excluding the U.S. and Japan, to Servier.

Under the terms of the agreement, Miragen will receive up to $45 million in total upfront, research support and near-term milestone payments over the next three years, as well as royalties on sales, based on the successful outcome of the collaboration. Additional clinical and commercial milestones, as well as clinical development support for the successful development of the three compounds, would value the deal at approximately $1 billion. Miragen and Servier will collaborate on the research and development effort, while Servier alone will be responsible for all costs associated with the global development,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

regulatory approval and commercialization of the three product candidates worldwide, excluding the U.S. and Japanese markets. Miragen retains all rights in the U.S. and Japan, and the option to co-sponsor any Phase III programs in the event that Miragen, alone or together with a partner, should seek marketing approvals for any of the targets in the U.S. and Japan.

“We are very pleased with this new partnership, which demonstrates once again our ability to explore truly innovative treatments for patients suffering from cardiovascular diseases. Indeed, these diseases still represent the number one cause of mortality in most of the world,” said Emmanuel Canet, M.D., Ph.D., Head of Servier R&D.

“More and more evidence is gathering to show that some microRNAs are not only cardiovascular biomarkers, but they also play a significant role in the pathogenesis of various diseases from heart failure to coronary disease,” added Dr Jean-Paul Vilaine, Head of Servier’s Cardiovascular Unit.

“Our agreement with Servier not only provides validation of our lead programs in cardiac disease, but further underscores the potential of our innovative technology platform to deliver compelling drug candidates,” said William S. Marshall, Ph.D., President and Chief Executive Officer of Miragen Therapeutics, Inc. “We are delighted to partner with Servier, whose demonstrated leadership and expertise in the development of cardiovascular drugs are truly impressive. By combining our strengths, we hope to translate the potential of microRNA targeting into life-changing medicines for patients in need.”

The agreement includes two of Miragen’s lead programs: miR-208, which plays an important role in the pathogenesis and progression of heart failure, and miR-15/195, which plays a role in the survival and proliferative capacity of cardiomyocytes. The agreement also includes one additional cardiovascular microRNA modulator yet to be identified.

•	miR-208: Miragen’s research has demonstrated that therapeutic inhibition of miR-208 may improve cardiac function and survival rates during heart failure. In addition, chemically-synthesized inhibitors of miR-208 have been shown to suppress pathological cardiac remodeling in a model of heart failure induced by chronic high blood pressure, while enhancing cardiac function and survival.

•	miR-15/195: Research has shown that the inhibition of miR-15 may stimulate cardiomyogenesis, the process whereby new heart muscle cells are formed, and that inhibition of miR-15 can spare cardiomyocytes from death during myocardial infarction (MI), resulting in less heart tissue death and an improvement in cardiac function after a heart attack.

About microRNAs: MicroRNAs have emerged as an important class of small RNAs encoded in the genome. They act to control the expression of sets of genes and entire pathways and are thus thought of as master regulators of gene expression. Recent studies have demonstrated that microRNAs are associated with many disease processes. Because they are single molecular entities that dictate the expression of fundamental regulatory pathways, microRNAs represent potential drug targets for controlling many biologic and disease processes.

About Servier: Servier is the leading independent pharmaceutical company in France with sales worldwide reaching EUR3.7 billion in 2010. Servier is established in 140 countries with its main therapeutic products treating cardiovascular diseases, diabetes, CNS disorders, oncology and rheumatological diseases. More than 25 percent of Servier’s turnover is invested in research and development. Servier has more than 20,000 employees worldwide, including nearly 3,000 in R&D. For more information, please visit www.servier.com.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

About Miragen Therapeutics: Miragen Therapeutics, Inc., was founded in 2007 to develop innovative microRNA-based therapeutics for cardiovascular and muscle disease. Only recently discovered, microRNAs are short, single-stranded RNA molecules encoded in the genome that regulate gene expression and play a vital role in influencing cardiovascular and muscle disease. Cardiovascular disease is the leading cause of death globally and represents an enormous burden on global healthcare systems. Principally funded through venture capital investments, miRagen combines world recognized leadership in cardiovascular medicine with unprecedented in-house expertise in microRNA biology and chemistry. For more information, please visit www.miragentherapeutics.com.

- ENDS -

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit F

Certain Terms of Upstream Licenses

UNC Agreement

1.	Notwithstanding the exclusive sublicenses granted by Miragen to Servier pursuant to Section 2.1 of this Agreement with respect to intellectual property licensed to Miragen pursuant to the UNC Agreement (such intellectual property, the “Licensed Technology”), Miragen’s license to the Licensed Technology is not completely exclusive because (a) the University of North Carolina at Chapel Hill (“UNC”) retains the right to use the Licensed Technology for its own internal research, teaching and other educationally-related non-commercial purposes and (b) to the extent that such Licensed Technology is an invention that is claimed in a patent application or issued patent and that was made with funding from the United States government, the United States government retains rights to such inventions as specified in 35 United States Code Sections 200-212 and 37 Code of Federal Regulations Part 401.

2.	Notwithstanding the obligations of the Parties pursuant to Section 11.1 of this Agreement to keep Miragen Know-How confidential and the obligations of the Parties pursuant to Section 11.4 of this Agreement with respect to scientific publications, UNC has the right to publish Know-How included in the Licensed Technology, provided that it complies with the publication review provisions set forth in Section 3.1 of the UNC Agreement.

3.	Notwithstanding the patent prosecution provisions set forth in Section 10.2 of this Agreement, unless Miragen and UNC reach agreement for Miragen to assume responsibility for the filing, prosecution and maintenance of patent applications within the Licensed Technology, UNC has the primary right to file, prosecute and maintain such applications and such right is only subject to UNC’s obligations pursuant to Section 7.1 of the UNC Agreement. With respect to those patent applications within the Licensed Technology that Miragen and UNC have agreed or will agreed for Miragen to assume responsibility for the filing, prosecution and maintenance thereof, Miragen has or will have the obligations set forth in Section 7.2 of the UNC Agreement with respect to such filing, prosecution and maintenance and such obligations take precedence over any provisions of Section 10.2 of this Agreement that are not consistent therewith.

4.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier regarding the infringement or alleged infringement of Miragen Patents, Miragen shall have the right to fulfill its obligations pursuant to Section 8.1 of the UNC Agreement to promptly provide UNC with written notice of any alleged infringement of patents within the Licensed Technology.

5.	Notwithstanding the patent enforcement provisions set forth in Section 10.3 of this Agreement, if Miragen does not file suit against a substantial infringer of a patent within the Licensed Technology within [*] of knowledge thereof and has not entered into good

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

faith negotiations to sublicense such patent to such infringer and such infringement has not otherwise ceased, then (a) UNC may enforce such patent on behalf of itself and Miragen, (b) UNC has the right to retain [*] of any recoveries it receives from such enforcement, after deduction of its reasonable attorneys’ fees and court costs in connection with such enforcement and (c) Miragen shall cooperate with UNC with respect such suit, including providing access to relevant personnel, records, papers, information, samples and specimens.

6.	If the UNC Agreement is terminated at a time when Servier holds a sublicense to the Licensed Technology and Servier is in good standing at the time of such termination, then UNC is obligated to accept Servier as a successor to Miragen under the UNC Agreement if Servier consents in writing to be bound by all applicable terms and conditions of the UNC Agreement.

7.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the existence or terms of this Agreement, Miragen shall have the right to fulfill its obligations pursuant to Section 3.2 of the UNC Agreement to provide UNC with a redacted copy of this Agreement and all modifications and terminations thereof.

8.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the Miragen Know-How, Servier Know-How and other Know-How disclosed by Servier concerning its Development activities for Licensed Products, Miragen shall have the right to fulfill its obligations pursuant to Section 4.5 of the UNC Agreement to provide UNC with (a) annual reports concerning efforts towards achieving the first commercial sale of a Licensed Product (provided that such Licensed Product also satisfies the definition of “Licensed Product” set forth in the UNC Agreement) and summarizing Licensed Product Data (as defined in the UNC Agreement) and (b) additional information reasonably requested by UNC regarding such efforts. Servier shall promptly provide Miragen with all such additional information available to Servier and reasonably requested by Miragen for the purpose of facilitating Miragen’s compliance with such obligations.

9.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier regarding the Initiation of clinical trials for a Licensed Product or the approval of an MAA, Miragen shall have the right to fulfill its obligations pursuant to Section 4.1(c) of the UNC Agreement to make milestone payments to UNC on account of the Initiation of certain such clinical trials or certain such MAA approvals.

10.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier included in the royalty reports provided by Servier pursuant to Section 9.5(d) of this Agreement or disclosed to Miragen pursuant to Section 9.9 of this Agreement, Miragen shall have the right to fulfill its obligations (a) pursuant to Section 4.3 of the UNC Agreement to provide UNC with quarterly reports concerning sales of Licensed Product (provided that such Licensed Product also satisfies the definition of “Licensed Product” set forth in the UNC Agreement) and calculation of the royalties owed to UNC on account of such sales and (b) to permit UNC to audit its books,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ledgers and records in accordance with Section 4.4 of the UNC Agreement. Servier acknowledges that the definition of “Net Sales” and the mechanisms for adjusting Net Sales to account for sales of a Combination Product, for reducing royalty payments on account of payment made to other licensors, and for currency conversions in the UNC Agreement are different from the corresponding provisions of this Agreement, and Servier agrees to provide, at least five (5) days before Miragen’s deadline for submitting its royalty report to UNC, all information available to Servier and reasonably requested by Miragen for the purpose of facilitating Miragen’s compliance with its royalty reporting obligations to UNC.

UT Southwestern Agreements

1.	Notwithstanding the exclusive sublicenses granted by Miragen to Servier pursuant to Section 2.1 of this Agreement with respect to intellectual property licensed to Miragen pursuant to a UT Southwestern Agreement (such intellectual property, the “Licensed Subject Matter”), Miragen’s license to the Licensed Subject Matter is not completely exclusive because: (a) the Board of Regents of the University of Texas System (the “Board”) retains the right to use the Licensed Subject Matter for University of Texas System research, teaching and other educationally-related non-commercial purposes; (b) the Board retains the right to transfer Licensed Subject Matter to other non-profit academic or research institutions for non-commercial research, which research shall exclude research for which a commercial entity gets a license or option to resulting intellectual property; (c) Miragen’s license to the Know-How within the Licensed Subject Matter is non-exclusive but the Board, except as specified in (b) above, is not permitted to grant to any Third Party (as defined in the UT Southwestern Agreement) a license under such Know-How to discover, research, develop, make, have made, use, offer for sale, sell or import Licensed Products (as defined in the UT Southwestern Agreement); and (d) to the extent that such Licensed Subject Matter is an invention that is claimed in a patent application or issued patent and that was made with funding from the United States government, the United States government retains rights to such inventions as specified in 35 United States Code Sections 200-212 and 37 Code of Federal Regulations Part 401.

2.	Notwithstanding the obligations of the Parties pursuant to Section 11.1 of this Agreement to keep Miragen Know-How confidential and the obligations of the Parties pursuant to Section 11.4 of this Agreement with respect to scientific publications, the Board has the right to publish general scientific findings from research related to the Licensed Subject Matter, provided that it does not disclose confidential information of Miragen and that it complies with its confidentiality obligations to Miragen pursuant to the Sponsored Research Agreement between Miragen and Board.

3.	Notwithstanding the patent prosecution provisions set forth in Section 10.2 of this Agreement, unless Miragen assumes responsibility for the filing, prosecution and maintenance of patent applications within the Licensed Subject Matter, Board has the primary right to file, prosecute and maintain such applications and such right is only subject to Board’s obligations pursuant to Section 13.3 of the UT Southwestern Agreement. With respect to those patent applications within the Licensed Subject Matter for which Miragen assumes responsibility for the filing, prosecution and maintenance

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

thereof, Miragen has or will have the obligations set forth in Section 13.2 of the UT Southwestern Agreement with respect to such filing, prosecution and maintenance and such obligations take precedence over any provisions of Section 10.2 of this Agreement that are not consistent therewith.

4.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier regarding the infringement or alleged infringement of Miragen Patents, Miragen shall have the right to fulfill its obligations pursuant to Section 7.1 of the UT Southwestern Agreement to promptly provide Board with written notice of any alleged infringement of patents within the Licensed Subject Matter.

5.	Notwithstanding the patent enforcement provisions set forth in Section 10.3 of this Agreement, if Miragen does not file suit against a substantial infringer of a patent within the Licensed Subject Matter within [*] of knowledge thereof and has not entered into good faith negotiations to sublicense such patent to such infringer and such infringement has not otherwise ceased, then (a) Board may enforce such patent on behalf of itself and Miragen, (b) Board has the right to retain [*] recoveries it receives from such enforcement, (c) Board has the right to reduce the exclusive license granted to Miragen pursuant to the UT Southwestern Agreement to a non-exclusive license with respect to such patent and to grant a non-exclusive, non-transferable, non-sublicensable license under such patent solely to such infringer and solely with respect to the infringing product or method and (d) Miragen shall cooperate with Board with respect such suit, including providing access to relevant personnel, records, papers, information, samples and specimens. If Board exercises its right to reduce the exclusive license granted to Miragen pursuant to the UT Southwestern Agreement to a non-exclusive license, then such reduction shall be an exception to the exclusivity of Servier’s sublicense with respect thereto. Miragen hereby agrees that it shall not decide not to file a suit against a substantial infringer without first discussing with Servier of the opportunity of bringing such a suit.

6.	If a UT Southwestern Agreement is terminated at a time when Servier holds a sublicense to the Licensed Subject Matter for such UT Southwestern Agreement and Servier is in good standing at the time of such termination, then Board and University of Texas Southwestern Medical Center are obligated to accept Servier as a successor to Miragen under such UT Southwestern Agreement if Servier consents in writing to be bound by all applicable terms and conditions of such UT Southwestern Agreement.

7.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the existence or terms of this Agreement, Miragen shall have the right to fulfill its obligations pursuant to Section 4.4 of the UT Southwestern Agreement to provide Board with a redacted copy of this Agreement and all modifications and terminations thereof.

8.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier regarding the Initiation of clinical trials for a Licensed Product or the approval of an MAA, Miragen shall have the right to fulfill its obligations pursuant to Section 5.1(d) of the UT Southwestern Agreement to make milestone payments to Board on account of the Initiation of certain such clinical trials or certain such MAA approvals.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the Confidential Information of Servier concerning its Commercialization plans and activities for Licensed Products, Miragen shall have the right to fulfill its obligations pursuant to Section 5.6 of the UT Southwestern Agreement to provide Board with annual written progress reports concerning Miragen’s and Servier’s efforts and accomplishments during the preceding year in diligently commercializing Licensed Subject Matter and Miragen’s and Servier’s commercialization plans for the upcoming year. Servier shall promptly provide Miragen with all information available to Servier and reasonably requested by Miragen for the purpose of facilitating Miragen’s compliance with such obligations.

10.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier included in the royalty reports provided by Servier pursuant to Section 9.5(d) of this Agreement or disclosed to Miragen pursuant to Section 9.9 of this Agreement, Miragen shall have the right to fulfill its obligations (a) pursuant to Section 5.5 of the UT Southwestern Agreement to provide Board with quarterly reports concerning sales of Licensed Product (provided that such Licensed Product also satisfies the definition of “Licensed Product” set forth in the UT Southwestern Agreement) and calculation of the royalties owed to Board on account of such sales and (b) to permit UNC to audit its books, ledgers and records in accordance with Section 5.4 of the UT Southwestern Agreement. Servier acknowledges that the definition of “Net Sales” and the mechanisms for adjusting Net Sales to account for sales of a Combination Product, for reducing royalty payments on account of royalty payment made to other licensors, and for currency conversions in the UT Southwestern Agreement are different from the corresponding provisions of this Agreement, and Servier agrees to provide, at least five (5) days before Miragen’s deadline for submitting its royalty report to Board, all information available to Servier and reasonably requested by Miragen for the purpose of facilitating Miragen’s compliance with its royalty reporting obligations to Board.

Santaris Agreement

1.	The licenses granted by Miragen to Servier pursuant to Section 2.1(a) of this Agreement [*]. Servier acknowledges that [*] any Know-How within the LNA Platform Technology (as defined in the Santaris Agreement) that pertains to [*].

2.	The licenses granted by Miragen to Servier pursuant to Section 2.1(a) of this Agreement, are, with respect to the intellectual property licensed to Miragen pursuant to the Santaris Agreement (the “Santaris IP”), sublicenses of the license granted to Miragen pursuant to Section 3.1 of the Santaris Agreement (the “Product License”) and are limited to the scope of such Product License. The Product License is limited to research (other than to Discover), Development, Manufacture and Commercialization (as such terms are defined in the Santaris Agreement) of Products for the treatment, prevention or mitigation of any disease, disorder or medical condition in humans, wherein the term “Product” means a pharmaceutical product that contains at least one single-stranded oligonucleotide that (a) contains at least one 2’-O, 4’-C methylene ribonucleoside that is claimed in a Santaris

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

patent, (b) is [*] as such terms are defined in Section 1.27 of the Santaris Agreement, (c) [*] and (d) is designed or being developed to exert its biological effect through binding to such Miragen Target. For clarity, as of the Effective Date, the term “Miragen Target” is limited to mature microRNA sequences, identified in Schedule 1.64 of the Santaris Agreement, that are within the microRNA-208/499 target family, the microRNA15/195 target family or the [*] target family. Therefore, unless the Third Target and/or Replacement Target is accepted by Santaris for inclusion under the Santaris Agreement pursuant to Paragraph 3 of the Amendment to License Agreement between Santaris and Miragen, dated October 12, 2011 (the “Santaris Amendment”) (in which case the Parties will amend this Exhibit F accordingly) or the [*] target family is chosen as a Target pursuant to Section 4.5 or 4.6 of this Agreement, Servier’s license pursuant to Section 2.1(a) of this Agreement does not include a sublicense of the Santaris IP with respect to any Licensed Product that contains a Licensed Oligo that modulates the Third Target or Replacement Target and such license shall cease to include Licensed Products that contain Licensed Oligos that modulate the microRNA-208/499 target family or the microRNA15/195 target family if a Replacement Target is selected for such target family in accordance with Section 4.6 of this Agreement.

3.	The licenses granted by Miragen to Servier pursuant to Section 2.1(b) of this Agreement [*] because [*] and [*] or [*] and [*].

4.	Miragen’s grant of a sublicense to Servier under the Product License, and Servier’s grant of any subsequent sublicense thereof, is contingent upon such sublicense being in writing and being subject and subordinate to, and consistent with, the terms of the Santaris Agreement that apply to such sublicense, which terms and conditions are set forth in this Exhibit F. Servier hereby agrees to comply with, and agrees to cause its sub-sublicensees to comply with, those terms of the Santaris Agreement set forth in this Exhibit F, including the following terms of the Santaris Agreement, (a) keeping books and records with respect to sales of Products for a period of [*] years after the year in which they were generated, (b) permitting Santaris Pharma A/S (“Santaris”) to audit (through an independent auditor and consistent with Section 4.7(b) of the Santaris Agreement) such books and records for the sole purpose of verifying Net Sales-based payments (as defined in Section 1.43 of the Santaris Agreement) made by Miragen pursuant to Section 4.5 of the Santaris Agreement, and (c) indemnifying Santaris from and against any and all liability, loss, damage, expense and cost that Santaris, its Affiliates (as defined in the Santaris Agreement) licensors and assignors and each of their respective employees, officers, directors and agents (collectively, the “Santaris Indemnitees”), incurs or suffers resulting from or arising out of any third party claims arising out of Servier’s (or its sub-sublicensee’s, as applicable) development, manufacture, or commercialization of any Product or a single-stranded oligonucleotide described above as being contained therein, including any patent infringement or the personal injury or death of any person as a result of use of any such Product or oligonucleotide, except to the extent caused by (i) the gross negligence or willful misconduct of Santaris or any Santaris Indemnitee, (ii) any Santaris representation set forth in the Santaris Agreement as being untrue when made, or (iii) any breach by Santaris of any of its covenants under the Santaris Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.	Miragen, Servier (for so long as Servier has a sublicense under the Santaris IP pursuant to this Agreement), and Servier’s sub-sublicensees of the Santaris IP shall not [*] until the earliest of: (a) [*], (b) [*], or (iii) [*]. The Parties shall agree upon a Development Plan that allows Miragen and Servier to comply with such obligation.

6.	Miragen, Servier and Servier’s sub-sublicensees of the Santaris IP shall not use in humans any LNA Raw Materials (as defined in the Santaris Agreement) procured by Miragen pursuant to Section 3.6(d) of the Santaris Agreement. Servier hereby acknowledges that such LNA Raw Materials are experimental in nature and shall secure the equivalent acknowledgement from its sub-sublicensees, if any. The Parties shall agree upon a Development Plan that allows Miragen and Servier to comply with such obligation.

7.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the Miragen Know-How, Servier Know-How and other Know-How disclosed by Servier concerning its Development activities and plans for Licensed Products, Miragen shall have the right to fulfill its obligations pursuant to (a) Section 2.5 of the Santaris Agreement to provide the JRC (as defined in the Santaris Agreement) with reports concerning Miragen’s research activities with respect to each Target Family (as defined in the Santaris Agreement) for which the Research License has not terminated, including summaries of data and results with respect to such Target Families and an assessment of the likelihood of, and timetable for, the completion of any IMPD-enabling studies and filing of a CTA for such Target Families and (b) Section 3.3 of the Santaris Agreement to provide semi-annual reports regarding Product research and development activities and to meet with Santaris, upon Santaris’ request, to review such Product research and development activities. Servier shall promptly provide Miragen with all information available to Servier and reasonably requested by Miragen for the purpose of facilitating Miragen’s compliance with such obligations.

8.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the existence or terms of this Agreement, Miragen shall have the right to fulfill its obligations pursuant to Section 4.6 of the Santaris Agreement to provide Santaris with quarterly reports concerning consideration received by Miragen from Servier on account of Miragen’s grant of a sublicense to the Santaris IP (provided that such consideration also satisfies the definition of “Sublicense Revenue” set forth in the Santaris Agreement) and calculation of the payments owed to Santaris on account of such consideration.

9.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier included in the royalty reports provided by Servier pursuant to Section 9.5(d) of this Agreement or disclosed to Miragen pursuant to Section 9.9 of this Agreement, Miragen shall have the right to fulfill its obligations pursuant to Section 4.6 of the Santaris Agreement to provide Santaris with quarterly reports concerning sales of Licensed Product (provided that such Licensed Product also satisfies the definition of “Product” set forth in the Santaris Agreement) and calculation of the royalties owed to Santaris on account of such sales. Servier acknowledges that the definition of “Net Sales” and the mechanisms for adjusting Net Sales to account for sales of a Combination Product, for reducing royalty payments on account of lack of a Valid Claim (as defined in the Santaris Agreement) within the Santaris IP that claims the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

composition of matter of, or method of using, such Licensed Product in the country of sale, for reducing royalty payments on account of sales of a generic version of such Licensed Product and for currency conversions in the Santaris Agreement are different from the corresponding provisions of this Agreement, and Servier agrees to provide, at least five (5) days before Miragen’s deadline for submitting its royalty report to Santaris, all information available to Servier and reasonably requested by Miragen for the purpose of facilitating Miragen’s compliance with its royalty reporting obligations to Santaris.

10.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to the Miragen Know-How, Servier Know-How and other Inventions disclosed by Servier pursuant to Section 10.1 of this Agreement, Miragen shall have the right to fulfill its obligations pursuant to Section 5.3(a) of the Santaris Agreement to disclose to Santaris any and all Improvements to LNA Platform Technology (as defined in the Santaris Agreement).

11.	Servier hereby grants to Santaris a worldwide, non-exclusive, irrevocable and fully paid-up license, with the right to sublicense, to exploit for any purpose any and all Improvements to LNA Platform Technology made by Servier and its Affiliates. Servier and its Affiliates shall take appropriate steps to ensure that their employees, consultants and all other personnel are obligated to grant such license to Santaris.

12.	Notwithstanding the patent prosecution provisions set forth in Section 10.2 of this Agreement, Santaris has the sole right to prepare, file, prosecute and maintain any patent within the Santaris Technology (as defined in the Santaris Agreement) and such right is only subject to Santaris’ obligations pursuant to Section 5.4(b) of the Santaris Agreement.

13.	Notwithstanding Miragen’s confidentiality obligations pursuant to Article 11 with respect to Confidential Information of Servier regarding the infringement or alleged infringement of Miragen Patents, Miragen shall have the right to fulfill its obligations pursuant to Section 5.5(a) of the Santaris Agreement to promptly provide Santaris with written notice of any alleged infringement of Miragen Patents (as defined in the Santaris Agreement) or patents within the Santaris IP.

14.	Notwithstanding the patent enforcement provisions set forth in Section 10.3 of this Agreement, Santaris has the sole right to enforce all patents within the LNA Platform Technology (as defined in the Santaris Agreement) and the first right to enforce all patents within the Santaris Technology (as defined in the Santaris Agreement), provided that if a third party infringes any patents within the LNA Platform Technology or the Santaris Technology by selling any product comprising a Miragen Compound for use in the Field, then Santaris shall: (a) enforce such patents within the LNA Platform Technology or the Santaris Technology against such third party at Santaris’ sole cost and expense or (b) permit Miragen to enforce such patents within the Santaris Technology (but not patents within the LNA Platform Technology) at Miragen’s cost and expense, as provided in Section 5.5(c) of the Santaris Agreement. If Santaris so enforces such patent, Miragen shall assist and cooperate with Santaris with respect such suit and Santaris has the right to retain, after reimbursement of Santaris’ and Miragen’s expenses incurred in connection with such enforcement action, [*] of all recoveries it receives from such

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

enforcement. If Miragen so enforces such patent, (i) Santaris may participate, at its own expense and with its own counsel, in any proceedings relating to the validity of such patent, (ii) Miragen is obligated to keep Santaris reasonably informed of all material developments relating to such enforcement action, (iii) Santaris shall not be bound by any offer of settlement or compromise without its prior written consent (which shall not be unreasonably withheld), and (iv) Miragen is obligated to pay to Santaris, after reimbursement of Santaris’ and Miragen’s expenses incurred in connection with such enforcement action, [*] of all recoveries it receives from such enforcement, except to the extent that such payment would otherwise [*].

15.	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit G

Exceptions to Miragen’s Representations and Warranties

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.